Exhibit 99.1

Certain information with respect to Endo that has not previously been reported to the public.

NON-GAAP FINANCIAL MEASURES

EBITDA, adjusted EBITDA and covenant adjusted EBITDA presented in this report are supplemental measures of performance that are not required by or presented in accordance with GAAP. See footnotes included in “Summary—Summary Consolidated and Unaudited Pro Forma Condensed Combined Financial Data of Endo Limited” in this report for the definitions of such non-GAAP financial measures. EBITDA, adjusted EBITDA and covenant adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation from, or as substitutes for analysis of, results as reported under GAAP.

EBITDA, adjusted EBITDA and covenant adjusted EBITDA should not be considered as measures of discretionary cash available to invest in our business or reduce indebtedness. We rely primarily on our GAAP results and are using such non-GAAP financial measures only supplementally.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this report contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, including estimates of future revenues, future expenses, future net income and future net income per share, contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of Endo Health Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “EHSI 2013 Form 10-K”) and Endo International plc’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “Endo International First Quarter 2014 Form 10-Q”), are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as described under the caption “Risk Factors” contained in Item 1A of the EHSI 2013 Form 10-K, as supplemented and otherwise enumerated by the Endo International First Quarter 2014 Form 10-Q and in this report, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this report.

We do not undertake any obligation to update our forward-looking statements after the date of this report for any reason, even if new information becomes available or other events occur in the future. You are advised, however, to consult any further disclosures we make on related subjects in our reports with the SEC. Also note that, as described under the caption “Risk Factors” contained in Item 1A of the EHSI 2013 Form 10-K and in this report, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

SUMMARY

Unless otherwise indicated or the context otherwise requires, all references in this report to (a) “the Company,” “we,” “our,” “us” or similar terms mean Endo Health Solutions Inc. and its subsidiaries prior to February 28, 2014 and Endo Limited and its subsidiaries thereafter, (b) “Endo Limited” mean Endo Limited and its subsidiaries, (c) “EHSI” mean Endo Health Solutions Inc. and its subsidiaries, (d) “pro forma” mean on a pro forma basis, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information,” and (e) “$” and “Dollars” mean U.S. Dollars.

Our Company

Endo Limited is an Ireland-based, global specialty healthcare company focused on branded and generic pharmaceuticals and devices. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of branded and generic drugs and medical devices to meet the needs of patients. Our major subsidiary in the United States is EHSI, which is based in Malvern, Pennsylvania, and is the headquarters for our operations in the United States.

We regularly evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluate selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

In November 2010, EHSI acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals), a leading U.S.-based privately held generics company. Qualitest provides affordable, high-quality generic pharmaceuticals. Including the recent acquisition of Boca Pharmacal, Qualitest is now the fourth largest U.S. generics company based on extended units sold. Its product portfolio is comprised of over 700 products within over 120 product families. The product portfolio is in various forms including tablets, capsules, creams, ointments, suppositories, and liquids.

In June 2011, EHSI acquired American Medical Systems Holdings, Inc. (“AMS” or “American Medical Systems”), a provider of devices and therapies for treating male and female pelvic health conditions.

On November 5, 2013, EHSI announced that it had entered into a definitive agreement to acquire Paladin Labs Inc. (“Paladin”), a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing drug markets, including ADHD, pain, urology and allergy. In addition to its Canadian operations, Paladin owns a controlling stake in Laboratorios Paladin SA in Mexico and a 70.3% ownership stake in publicly traded Litha Healthcare Group Limited in South Africa.

We closed the acquisition of Paladin (the “Paladin Acquisition”) on February 28, 2014, in which we acquired all of the shares of Paladin and a subsidiary of ours merged with and into EHSI, with EHSI surviving the merger. As a result of these transactions, the former shareholders of EHSI and Paladin became the shareholders of our parent, Endo International plc, a public limited company organized under the laws of Ireland (“Endo International”), and both EHSI and Paladin became our indirect wholly-owned subsidiaries.

Prior to the closing of the Paladin Acquisition, we operated across our diversified businesses in four key segments, Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, in key therapeutic areas including pain management, urology, oncology and endocrinology. On February 28, 2014, we announced the commencement of reporting our diversified businesses in four key segments, U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals, Devices and International Pharmaceuticals. The first three segments are generally aligned with the previously first three key segments, namely, Endo Pharmaceuticals, Qualitest and AMS. Our operation of the International Pharmaceuticals business commenced following the Paladin Acquisition. The operating results of our HealthTronics business are reported as Discontinued operations, net of tax in the Consolidated Statement of Operations. Our revenue associated with our HealthTronics business was $207.2 million for the year ended December 31, 2013. In January 2014, EHSI entered into a definitive agreement to sell our HealthTronics business and the sale was completed on February 3, 2014.

We have a portfolio of branded pharmaceuticals operated under U.S. Branded Pharmaceuticals that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Frova®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro® and Aveed™. Our branded pharmaceuticals comprised approximately 48% of our pro forma total revenues in 2013, with 21% of our pro forma total revenues coming from Lidoderm® in 2013. Our non-branded U.S. Generic Pharmaceuticals portfolio, which accounted for 25% of pro forma total revenues in 2013, currently consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids. Our Devices segment focuses on providing technology solutions to physicians treating men’s and women’s pelvic health conditions and operates in the following business lines: men’s health, women’s health, and benign prostatic hyperplasia (BPH or prostate health) therapy. Devices accounted for 17% of pro forma total revenues in 2013. The International Pharmaceuticals segment, which accounted for 9% of pro forma total revenues in 2013, includes a variety of specialty pharmaceutical products for the Canadian and world markets, which we acquired from Paladin. Paladin’s key products serve growing drug markets, including ADHD, pain, urology and allergy. We generated pro forma total 2013 revenues of $2.9 billion.

Endo Limited and EHSI are subsidiaries of Endo International. The ordinary shares of Endo International are traded on The NASDAQ Global Market under the ticker symbol ENDP and on the Toronto Stock Exchange under the ticker symbol ENL.

Our Strategy

Our strategy is focused on continuing our progress in becoming a leading global specialty healthcare company. Through a lean and efficient operating model, we are committed to serving patients and customers while continuing to innovate products that make a difference in the lives of patients. We strive to maximize shareholder value by adapting to market realities and customer needs.

We are committed to driving organic growth at attractive margins by improving execution, optimizing cash flow and leveraging our strong market position, while maintaining a streamlined cost structure throughout each of our businesses. Specific areas of management’s focus in each of our segments include:

•	U.S. Branded Pharmaceuticals: Enhancing performance of organic growth drivers, increasing profitability from our mature brands and investing in key late-stage pipeline opportunities.

•

U.S. Generic Pharmaceuticals: Capitalizing on encouraging demand trends for a differentiated portfolio of controlled substances and liquids and more effective R&D investment by targeting low-risk, high-return opportunities in generics.

•	Devices: Utilizing its leading position in urology to enhance demand for its unique products and services in attractive growth markets.

•	International Pharmaceuticals: Investing in high growth business segments with durable revenue streams and where physicians play a significant role in choosing the course of therapy.

We remain committed to R&D across each business unit with a particular focus on development capabilities and near-term revenue generating assets. We also seek to identify incremental growth opportunities through product licensing and development.

In addition to a focus on organic growth drivers, we are also actively pursuing accretive acquisitions that offer attractive cost synergies, enhance our strategic position and accelerate future growth. Since 2013, we have completed the Paladin Acquisition, the acquisition of Boca Pharmacal LLC (“Boca”) and the acquisition of Sumavel® DosePro® (“Sumavel”). We expect to complete the acquisition of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”) in the third quarter of 2014 and DAVA Pharmaceuticals, Inc. (“DAVA”) in the second half of 2014. From time to time, we evaluate acquisition opportunities. Future acquisitions may result in the incurrence of debt and contingent liabilities, legal liabilities, goodwill impairments, increased interest expense and amortization expense and significant integration costs.

Our Competitive Strengths

To successfully execute our strategy, we must continue to capitalize on our following core strengths:

Continuing proactive diversification of our business to become a leading global specialty healthcare company.    In light of the evolving healthcare industry, we executed a number of corporate acquisitions during the three years ended December 31, 2013 to diversify our business and become a leading specialty healthcare company that includes both branded and generic prescription drugs, as well as medical devices. We regularly evaluate and, where appropriate, execute on opportunities to expand through acquisitions of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluating selective acquisition and license opportunities. Such acquisitions or licenses may be effected through the purchase of assets, joint ventures and licenses or by acquiring other companies.

As a result of recent strategic actions combined with strategic investments in our core business, we have redefined our position in the healthcare marketplace and successfully reduced the revenue concentration of Lidoderm®, which contributed approximately 21% of our business’ pro forma total revenue in 2013, compared to 34% of actual total revenue in 2012. Our acquisitions of Qualitest Pharmaceuticals, AMS and Paladin have also contributed to our diversification. The acquisition of Qualitest Pharmaceuticals has enabled us to gain critical mass in our generics business. Through AMS, we manufacture medical devices primarily for the urology community.

Established portfolio of branded products.    We have assembled a portfolio of branded prescription products under our U.S. Branded Pharmaceuticals segment to treat and manage pain and conditions in urology, oncology and endocrinology. Our branded products include: Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Fortesta® Gel, Supprelin® LA, Vantas®, Valstar® , Sumavel® DosePro® and Aveed™.

Research and development expertise.    Our research and development efforts are focused on the development of a balanced, diversified portfolio of innovative and clinically differentiated products. We will continue to capitalize on our core expertise with analgesics and expand our abilities to pursue other therapeutic areas. Through our acquisition of AMS, we have expanded our expertise in the development of medical devices. Through our acquisition of Qualitest Pharmaceuticals, we have increased our efforts to seek out and develop generic products with complex formulations and high barriers to entry. We remain committed to research and development across each business unit with a particular focus on development capabilities and near-term revenue generating assets. At June 9, 2014, our research and development and regulatory affairs staff consisted of 279 employees, based primarily in Minnetonka, Minnesota, San Jose, California, Huntsville, Alabama and at our U.S. headquarters in Malvern, Pennsylvania. We also have a research and development presence in our global headquarters in Dublin, Ireland. Our pro forma research and development expenses were $150.8 million in 2013, including upfront and milestone payments of $12.5 million.

We have assembled an experienced and multi-disciplined research and development team of scientists and technicians with development expertise, medical device design and development expertise and broad experience in working with the FDA. To supplement our internal efforts, we engage the services of various independent research organizations, physicians and hospitals to conduct and coordinate our preclinical and clinical studies to establish the safety and effectiveness of new products.

Targeted sales and marketing infrastructure.    We market our branded products directly to physicians primarily in the United States through a sales force of over 600 individuals in the pharmaceutical product and device markets. We market our products and services to primary care physicians and specialty physicians, including those specializing in pain management, orthopedics, neurology, rheumatology, surgery, anesthesiology, urology and pediatric endocrinology. Our sales force also targets retail pharmacies and other healthcare professionals throughout the U.S. We distribute our products principally through independent wholesale distributors, but we also sell directly to retailers, clinics, government agencies, doctors and retail and specialty pharmacies. Our marketing policy is designed to assure that products and relevant, appropriate medical information are immediately available to physicians, pharmacies, hospitals, public and private payers, and appropriate healthcare professionals throughout the U.S. We work to gain access to healthcare authority, pharmacy benefit managers and managed care organizations’ formularies (lists of recommended or approved medicines and other products), including Medicare Part D plans and reimbursement lists by demonstrating the qualities and treatment benefits of our products within their approved indications.

Expanding focus on generic products.    Our U.S. Generic Pharmaceuticals segment has approximately 55 Abbreviated New Drug Applications (ANDAs) under active FDA review in multiple therapeutic areas, including pain management, urology, central nervous system (CNS) disorders, immunosuppression, oncology, women’s health and hypertension, among others. We develop generic products including those that involve significant barriers to entry such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. We believe products with these characteristics will face a lesser degree of competition and therefore provide longer product life cycles and higher profitability than commodity generic products. Our business model continues to focus on being the lowest-cost producer of products in categories with high barriers to entry and lower levels of competition. Our U.S. Generic Pharmaceuticals segment is focused in categories where there are fewer challenges from low-cost operators in markets such as China and India, with approximately 36% of our product portfolio being comprised of controlled substances, which cannot be manufactured off-shore and imported into the U.S. In addition, approximately 8% of our product portfolio is made up of liquids, which are uneconomical to ship into the U.S. We expect to continue to improve our overall profitability by optimizing our portfolio for high volume and growth while strengthening our U.S. generics competitive position, product pipeline, portfolio and capabilities.

Manufacturing and distributing medical devices.    Through our Devices segment, we manufacture medical devices for various pelvic health disorders. Specifically, the Devices segment includes a diverse product portfolio that treats men’s incontinence, erectile dysfunction, benign prostatic hyperplasia, women’s incontinence and pelvic floor repair. These devices strengthen our leading core urology franchise, where we remain focused on expanding the markets for our products because the portion of afflicted patients seeking treatment remains relatively low. When patients seek treatment, they generally begin with options that will be as minimally invasive as possible, such as pharmaceutical therapies. Also, when patients initially seek treatment, their first physician contact is usually with a general practitioner and not with a surgical specialist. If less invasive options have proven unsuccessful, patients and their physicians may consider surgery as a solution. Sales of these products benefit from an aging population with a desire to maintain a high quality of life, the expanding availability of safe and effective treatments, minimally invasive solutions and increasing patient and physician awareness of these treatments.

Significant cash flow.    We have historically generated significant cash flow from operating activities due to a unique combination of strong brand equity, attractive margins and low capital expenditures. For the year ended December 31, 2013, EHSI generated $298.5 million of cash from operations, while Paladin generated $88.1 million of cash from operations. We expect that sales of our currently marketed products and devices will allow us to continue to generate significant cash flow from operations in the future. We maintain sufficient liquidity to give us flexibility to make strategic investments in our business. As of March 31, 2014, we had $1.5 billion of pro forma cash and cash equivalents and, on a pro forma basis, we would have had availability of $748.3 million under the Revolving Credit Facility (as defined below), subject to satisfaction of certain conditions and not including an up to $1.0 billion (or an unlimited amount if the Secured Leverage Ratio, as defined in the Credit Facility (as defined below), is less than or equal to 2.75:1.00) uncommitted incremental option.

Experienced and dedicated management team.    Our senior management team has a proven track record of building businesses through licensing and acquisitions. Their expertise has contributed to identifying and consummating such acquisitions. Since June 2013, members of our management team have led the consummation of three acquisitions (Boca, Paladin and Sumavel) and have led our entering into definitive agreements to acquire Somar and DAVA. As a result of several successful product launches and our strategic acquisitions, we have grown our total revenues from $108.0 million in 1998 for EHSI to over a pro forma $2.8 billion in 2013.

Recent Developments

1.75% Convertible Senior Subordinated Notes Due 2015.    As of March 31, 2014, our indebtedness included $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the “2015 Convertible Notes”). We are also party to a privately negotiated convertible note hedge with affiliates of the initial 2015 Convertible Notes purchasers. In addition, we are party to warrants with affiliates of certain initial purchasers of the 2015 Convertible Notes whereby they have the option to purchase up to approximately 13.0 million of our ordinary shares at an initial strike price of $40.00 per share. In May 2014, we completed the repurchase of approximately $240.7 million aggregate principal amount of the 2015 Convertible Notes and a proportionate amount of the associated warrants, for cash consideration of approximately $488.4 million, including accrued interest. After giving effect to this transaction, the remaining outstanding principal amount of the 2015 Convertible Notes was approximately $138.8 million. We continue to evaluate our options with respect to the remaining outstanding 2015 Convertible Notes and may elect to repurchase additional 2015 Convertible Notes in the future together with a proportionate amount of the associated warrants.

Exchange Offers.    On March 27, 2014, EHSI commenced offers to exchange (collectively, the “Exchange Offers”) all of the outstanding 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7.25% Senior Notes due 2022 issued by EHSI in exchange for 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020 and 7.25% Senior Notes due 2022, respectively, to be issued by Endo Finance LLC and Endo Finco Inc. and related solicitations of consents. On May 6, 2014, in connection with the settlement of the Exchange Offers, Endo Finance LLC and Endo Finco Inc. issued $481.9 million aggregate principal amount of 7.00% Senior Notes due 2019, $393.0 million aggregate principal amount of 7.00% Senior Notes due 2020 and $396.3 million aggregate principal amount of 7.25% Senior Notes due 2022.

Following the settlement of the Exchange Offers $18.0 million aggregate principal amount of 7.00% Senior Notes due 2019, $7.0 million aggregate principal amount of 7.00% Senior Notes due 2020 and $3.7 million aggregate principal amount of 7.25% Senior Notes due 2022 issued by EHSI remained outstanding. The aggregate consent payment paid in connection with the consent solicitations was approximately $11.7 million.

Sumavel® DosePro®.    On April 24, 2014, we announced that we had acquired worldwide rights to Sumavel® DosePro® (sumatriptan injection) for subcutaneous use, a needle-free delivery system for sumatriptan, from Zogenix, Inc. We acquired the product for an upfront payment of $85.0 million, with additional cash payments to be made by us based on the achievement of certain commercial milestones. In addition, we assumed an existing third-party royalty obligation on net sales. Sumavel® DosePro® is a prescription medicine given with a needle-free delivery system to treat adults who have been diagnosed with acute migraine or cluster headaches. We closed the acquisition of Sumavel® DosePro® on May 19, 2014.

Grupo Farmacéutico Somar Acquisition.    On April 29, 2014, we, together with our Endo Netherlands B.V. subsidiary, entered into an agreement to purchase the entirety of the representative shares of the capital stock of Somar, a leading privately-owned specialty pharmaceuticals company based in Mexico City, for $268.8 million in cash consideration, subject to a post-closing net working capital adjustment. Somar generated revenues of approximately $100.0 million in 2013. We expect to close the acquisition of Somar in the third quarter of 2014.

DAVA Pharmaceuticals Acquisition. On June 24, 2014, we entered into a definitive agreement to acquire DAVA, a privately-held company specializing in marketed, pre-launch and pipeline generic pharmaceuticals, for $575.0 million in cash, with additional cash consideration of up to $25.0 million contingent on DAVA meeting certain sales milestones for its generic methotrexate product. DAVA generated adjusted revenues of approximately $131.0 million (after adjusting to exclude the effect of rebates to customers relating to pricing changes under distribution services agreements) and adjusted EBITDA of approximately $100.0 million for the year ended December 31, 2013. DAVA’s strategically-focused generics portfolio includes a leadership position in the attractive methotrexate market. In addition to 13 on-market products, DAVA has assembled a product pipeline across a number of therapeutic categories. The transaction is subject to requisite regulatory approvals and customary closing conditions, and is expected to be completed in the second half of 2014. Following is a reconciliation of DAVA’s 2013 adjusted EBITDA to net income:

	2013
	(unaudited	)
Net Income	$54
Add: Taxes	0

Earnings before Tax	54
Add: Other (income) expense	9

Operating income	63
Add: D&A	0

EBITDA, as reported	64
EBITDA Adjustments
One-time price adjustments(a)	8
Executive compensation(b)	10
Non-recurring consulting(c)	18

Total Adjustments	36

Adjusted EBITDA(d)	$99

(a)	Adjustment to exclude the effect of rebates to customers relating to pricing changes under distribution services agreements.

(b)	Salaries of executive owners of DAVA.

(c)	Non-recurring consulting expenses in connection with terminated vendors.

(d)	May not foot due to rounding.

Early Stage Drug Discovery Portfolio Sale.    On June 2, 2014, we completed the sale of our branded pharmaceutical drug discovery platform to Asana BioSciences, LLC, an independent member of the Amneal Alliance of Companies. The deal includes an upfront payment as well as milestones on the achievement of certain development objectives. The sale includes multiple early-stage drug discovery and development candidates in a variety of therapeutic areas, including oncology, pain and inflammation, among others.

Mesh Product Liability Agreements.    Since 2008, AMS, and, more recently in certain cases, EHSI or certain of its subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts, as well as in Canada and Scotland alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat pelvic organ prolapse (“POP”) and stress urinary incontinence. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities. On February 7, 2012, a multidistrict litigation (“MDL”) was formed, and cases pending in federal courts are now consolidated in the Southern District of West Virginia as part of MDL No. 2325. Similar cases in various state courts around the country are also currently pending.

As announced on April 30, 2014, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants entered into various agreements in principle regarding up to approximately 20,000 filed and unfiled mesh claims handled or controlled by the participating counsel. These agreements in principle were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by EHSI or AMS. Under the terms of these agreements, AMS has agreed to pay up to an aggregate total of $830.0 million. On June 12, 2014, AMS agreed to resolve an additional approximately 1,700 mesh claims as part of the inventory of one of the plaintiffs’ counsel with whom an agreement in principle was announced on April 30, 2014. With these additional claims, AMS has agreed to pay up to a total of approximately $898.0 million. All of these settlements are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds. An essential element of these settlements will be participation by the vast majority of claims represented by each law firm. If certain participation thresholds are not met, then AMS will have the right to terminate the settlement with that law firm. To the extent fewer than all claims participate, the total settlement payment will be reduced by an agreed-upon amount for each such non-participating claim.

Distribution of funds to any individual claimant is conditioned upon a full release and a dismissal of the entire action or claim as to all AMS parties and affiliates. Prior to receiving funds, an individual claimant must represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement must be kept confidential by all parties and their counsel.

Based on the settlement agreements described above, the Company incurred an incremental pre-tax, non-cash charge of approximately $626.2 million in the first quarter of 2014, increasing the Company’s product liability accrual to approximately $1.1 billion in total. We are continuing to explore settlement agreements with the remaining plaintiffs. As these negotiations progress, we may be required to incur additional accruals.

See “Legal Proceedings” in note 12 to our unaudited condensed consolidated financial statements included elsewhere in this report for a description of additional recent developments relating to our legal proceedings.

Summary Consolidated and Unaudited Pro Forma Condensed Combined Financial Data of Endo Limited

The following tables set forth summary consolidated and unaudited pro forma condensed combined financial information and other financial data for Endo Limited (and for its predecessor entity, EHSI) for the periods ended and as of the dates indicated below. They should be read along with (i) EHSI’s audited consolidated financial statements, including the related notes thereto, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in the EHSI 2013 Form 10-K, (ii) Endo Limited’s unaudited condensed consolidated financial statements, including the related notes thereto, included elsewhere in this report, (iii) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report and in the Endo International First Quarter 2014 Form 10-Q and (iv) the information in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary consolidated financial data as of December 31, 2011, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 set forth below are derived from the audited consolidated financial statements of EHSI, the predecessor entity of Endo Limited, for the periods indicated. The summary consolidated financial data as of and for the three months ended March 31, 2013 are derived from the unaudited condensed consolidated financial statements of Endo International. The summary consolidated financial data as of and for the three months ended March 31, 2014 are derived from Endo Limited’s unaudited condensed consolidated financial statements included elsewhere in this report. The unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014 of Endo Limited included elsewhere in this report have not been audited or reviewed by an independent registered public accounting firm.

The summary unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2013 and the three months ended March 31, 2014 set forth below are derived from the unaudited pro forma financial information appearing elsewhere in this report, giving effect to the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined financial data are for informational purposes only and do not purport to represent what our results of operations would have been if the transactions described in “Unaudited Pro Forma Condensed Combined Financial Information” had occurred as of the dates presented or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which we believe are reasonable, for preparation of the summary unaudited pro forma condensed combined financial data will prove to be correct.

	Consolidated Year Ended December 31,			Pro Forma Year Ended December 31,	Consolidated Three Months Ended March 31,		Pro Forma Three Months Ended March 31,
	2011	2012	2013	2013	2013	2014	2014
	(in thousands)
Statement of Operations Data:
Total Revenues	$2,524,920	$2,815,736	$2,616,907	$2,885,718	$658,494	$594,609	$637,161
Costs and Expenses:
Cost of revenues	948,080	1,135,681	1,039,516	1,197,770	254,381	251,961	278,947
Selling, general and administrative	783,920	864,339	849,339	901,750	227,232	226,704	237,094
Research and development	179,838	219,139	142,472	150,845	38,769	41,680	42,979
Patent litigation settlement, net	—	85,123	—	—	—	—	—
Litigation-related and other contingencies	—	316,425	484,242	484,242	68,232	626,151	626,151
Asset impairment charges	116,089	715,551	519,011	519,011	1,100	—	—
Acquisition-related items and integration items, net	32,015	19,413	7,952	7,952	558	43,862	11,902

Operating income (loss) from continuing operations	464,978	(539,935)	(425,625)	(375,852)	68,222	(595,749)	(559,912)

Interest expense, net	148,024	182,834	173,601	243,158	44,276	53,398	60,314
Net loss on extinguishment of debt	11,919	7,215	11,312	11,312	11,312	9,596	9,596
Other (income) expense, net	(1,407)	439	(50,971)	(49,877)	(18,269)	(6,032)	(17,182)

Income (loss) from continuing operations before income tax	306,442	(730,423)	(559,567)	(580,445)	30,903	(652,711)	(612,640)

Income tax	112,084	(36,415)	(24,067)	(104,501)	9,250	(215,496)	(220,276)

Income (loss) from continuing operations	194,358	(694,008)	(535,500)	(475,944)	21,653	(437,215)	(392,364)

Discontinued operations, net of tax	47,707	5,987	(96,914)	(96,914)	4,950	5,419	5,419

Consolidated net income (loss)	242,065	(688,021)	(632,414)	(572,858)	26,603	(431,796)	(386,945)

Less: Net income attributable to noncontrolling interests	54,452	52,316	52,925	52,933	11,254	3,634	3,388

Net income (loss) attributable to Endo Limited	$187,613	$(740,337)	$(685,339)	$(625,791)	$15,349	$(435,430)	$(390,333)

	Consolidated Year Ended December 31,			Pro Forma Year Ended December 31,	Consolidated Three Months Ended March 31,		Pro Forma Three Months Ended March 31,
	2011	2012	2013	2013	2013	2014	2014
	(in thousands)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$702,115	$733,879	$298,517	$ N/A	$(58,747)	$(255,962)	$ N/A
Investing activities	(2,374,092)	(88,467)	(883,639)	N/A	(37,290)	641,799	N/A
Financing activities	1,752,681	(645,547)	579,525	N/A	(110,950)	102,402	N/A
Purchases of property, plant and equipment	59,383	99,818	96,483	N/A	(23,956)	(20,837)	N/A

Other Financial Data(1):
Depreciation and amortization	$237,414	$285,524	$255,663	$305,618	$66,819	$74,588	$82,914
Adjusted EBITDA(2)	1,002,270	1,148,067	1,063,656	1,163,384	234,994	246,409	258,612
Covenant adjusted EBITDA(2)	1,079,925	1,130,311	1,008,763	1,108,491	229,524	246,409	258,612
Covenant interest expense(3)	170,016	145,664	136,498	207,592	34,076	44,581	51,300
Ratio of Covenant adjusted EBITDA to Covenant interest expense	6.4	7.8	7.4	5.3	N/A	N/A	N/A
Ratio of total debt to Covenant adjusted EBITDA(4)(5)	3.3	2.9	3.7	4.0	N/A	N/A	N/A
Ratio of net debt to Covenant adjusted EBITDA(4)(6)	2.8	2.4	3.2	2.6	N/A	N/A	N/A

	Consolidated As of December 31,			Consolidated As of March 31,		Pro Forma As of March 31,
	2011	2012	2013	2013	2014	2014
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$526,644	$529,689	$526,597	$340,517	$1,032,261	$1,518,261
Total assets	7,292,583	6,568,559	6,571,856	6,352,502	9,543,126	10,043,126
Long-term debt, less current portion, net	3,421,590	3,035,031	3,323,844	3,006,062	3,495,646	3,995,646
Total debt(5)	3,590,597	3,228,456	3,775,652	3,133,437	3,928,384	4,428,384
Net debt	3,063,953	2,698,767	3,249,055	2,792,920	2,896,123	2,910,123
Stockholders’ equity	2,039,591	1,133,206	585,216	1,171,737	3,052,247	3,052,247

(1)	Includes financial data of Litha Healthcare Group Limited, which is designated as an unrestricted subsidiary under Endo Finance LLC’s and Endo Finco Inc.’s existing indentures and our Credit Agreement.

(2)	EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA are non-GAAP financial measures. We define EBITDA as net income attributable to Endo Limited before interest expense, net, income tax, and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding:

•	other expense (income), net;

•	loss on extinguishment of debt;

•	stock-based compensation;

•	inventory step-up;

•	asset impairment charges;

•	acquisition-related and integration items;

•	accrual for payment to Impax Laboratories, Inc. (“Impax”) related to sales of Opana® ER;

•	patent litigation settlement, net;

•	certain litigation-related charges;

•	upfront and milestone payments;

•	cost and expenses related to cost reduction initiatives; and

•	excluding discontinued operations, net of tax, and net income attributable to noncontrolling interests, related primarily to HealthTronics, which was divested on February 3, 2014.

Covenant adjusted EBITDA further adjusts adjusted EBITDA by:

•	adding estimated cost savings and synergies related to acquisitions;

•

excluding the net cost of branded Lidoderm® provided to Watson Laboratories, Inc.’s (“Watson”) wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of branded Lidoderm®;

•	including pro forma adjustments to include acquisitions made during the period as if they were made at the beginning of the period; and

•	adjusting certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on February 3, 2014.

We believe that EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. In addition, we use Covenant adjusted EBITDA or substantially similar measures in calculating our financial ratios under the agreements governing our indebtedness. We believe that the most directly comparable GAAP measure to EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA is net income (loss) attributable to Endo Limited.

EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA or may calculate EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, as alternatives to net income (loss) attributable to Endo Limited or operating income (loss) from continuing operations or as an indicator of operating performance.

The reconciliation between net income (loss) attributable to Endo Limited and EBITDA, Adjusted EBITDA and Covenant adjusted EBITDA is as follows for the periods indicated:

	Year Ended December 31,			Pro Forma Year Ended December 31,	Three Months Ended March 31,		Pro Forma Three Months Ended March 31,
	2011	2012	2013	2013	2013	2014	2014
	(in thousands)
Net income (loss) attributable to Endo Limited	$187,613	$(740,337)	$(685,339)	$(625,791)	$15,349	$(436,912)	$(390,333)
Income tax	112,084	(36,415)	(24,067)	(104,501)	9,942	(215,421)	(220,276)
Interest expense, net	148,024	182,834	173,601	243,158	44,303	53,398	60,314
Depreciation and amortization	237,414	285,524	255,663	305,618	66,819	74,588	82,914

EBITDA	685,135	(308,394)	(280,142)	(181,516)	136,413	(524,347)	(467,381)
Other expense (income), net	(1,407)	439	(571)	523	1,233	(6,032)	(17,182)
Loss on extinguishment of debt	11,919	7,215	11,312	11,312	11,312	9,596	9,596
Stock-based compensation	46,013	59,395	38,998	38,998	15,331	7,595	7,595
Inventory step-up(a)	49,010	880	—	—	—	3,581	3,581
Asset impairment charges	116,089	715,551	519,011	519,011	1,100	—	—
Acquisition-related and integration items(b)	32,015	19,413	7,952	7,952	558	105,269	71,902
Accrual for payment to Impax related to sales of Opana® ER	—	102,000	—	—	—	—	—
Patent litigation settlement, net(c)	—	85,123	(50,400)	(50,400)	(19,227)	—	—
Certain litigation-related charges(d)	11,263	316,425	537,701	537,701	74,506	641,100	641,100
Upfront and milestone payments(e)	28,098	60,778	29,703	29,703	2,574	11,155	11,155
Cost reduction initiatives(f)	17,390	42,913	100,253	100,253	11,194	277	277
Discontinued operations, net of tax(g)	(47,707)	(5,987)	96,914	96,914	—	(5,419)	(5,419)
Net income attributable to noncontrolling interests(g)	54,452	52,316	52,925	52,933	—	3,634	3,388

Adjusted EBITDA	1,002,270	1,148,067	1,063,656	1,163,384	234,994	246,409	258,612
Estimated cost savings and synergies related to acquisitions(h)	22,200	—	—	—	—	—	—
Net impact of patent litigation settlement items(i)	—	—	(34,723)	(34,723)	—	—	—
Pro forma adjustments to Adjusted EBITDA(j)	69,864	—	—	—	—	—	—
HealthTronics, Inc. adjustments to Adjusted EBITDA(k)	(14,409)	(17,756)	(20,170)	(20,170)	(5,470)	—	—

Covenant adjusted EBITDA	1,079,925	1,130,311	1,008,763	1,108,491	229,524	246,409	258,612

(a)	Represents aggregate charges resulting from recording acquired inventory at its estimated fair value in connection with our acquisitions of Qualitest and AMS.

(b)	Primarily consists of transaction fees, including legal, separation, integration and other expenses, for our acquisitions of Penwest, Qualitest and AMS.

(c)	Activity related to the Settlement and License Agreement among Endo Pharmaceuticals Inc. and Teikoku, on the one hand, and Watson, on the other hand, entered into May 28, 2012. Includes ($50,400) reclassified from Other Expense/(Income), net in the year ended December 31, 2013.

(d)	Includes charges for litigation-related and other contingencies, consisting primarily of mesh-related product liability charges and mesh litigation-related defense costs, charges related to the United States Department of Justice investigation into marketing of Lidoderm and charges related to state drug price claims brought by governmental authorities.

(e)	Represents actual payments made by us with respect to the development and commercialization of certain assets we acquired.

(f)	Represents certain costs and separation benefits incurred in connection with continued efforts to enhance our cost structure and operations.

(g)	Excluded given that these line items are related primarily to HealthTronics, which was divested on February 3, 2014.

(h)	Includes cost savings and synergies related to the AMS acquisition.

(i)

Represents the net charges associated with (c) above and includes the net cost of branded Lidoderm® provided to Watson’s wholesaler affiliate at no charge and the related gross to net adjustments arising from Watson’s sale of the branded Lidoderm®.

(j)	Assumes any acquisition we made during the period was made as of the beginning of the period presented. Includes adjustments for the AMS acquisition in 2011.

(k)	Adjustments to certain cash flow items including depreciation and amortization and stock-based compensation for HealthTronics activity, given that HealthTronics was divested on February 3, 2014.

(3)	Covenant interest expense excludes amortization of debt issuance costs, amortization of discount, if any, and any other non-cash interest charges, if applicable, associated with EHSI’s 7.00% Senior Notes due 2019, 7.00% Senior Notes due 2020, 7.25% Senior Notes due 2022 and 1.75% Convertible Senior Subordinated Notes due 2015. It also excludes amortization of the deferred fees associated with our existing Credit Facility.

We believe that covenant interest expense is a useful tool for investors and other users of our financial statements in assessing our ability to service indebtedness. Covenant interest expense is not a measure of our actual interest expense under GAAP and should not be considered as an alternative to interest expense. Covenant interest expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness.

(4)	The pro forma ratios of total debt to Covenant adjusted EBITDA and net debt to Covenant adjusted EBITDA for the year ended December 31, 2013 have been calculated based on the pro forma Covenant adjusted EBITDA for the year ended December 31, 2013 and the pro forma total debt and net debt, as applicable, as of March 31, 2014.

(5)	Total debt for historical periods reflects EHSI’s 7.00% Senior Notes due 2020 and 1.75% Convertible Senior Subordinated Notes due 2015 at their face amounts of $400.0 million and $379.5 million, respectively, and does not include unamortized discounts for each respective period.

(6)	Net debt represents total debt, as defined above, less cash and cash equivalents.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of Endo Limited (“Endo Limited”) is presented to illustrate the estimated effects of Endo’s proposed private financing transaction and the Paladin Acquisition (see Note 1) and the related debt refinancing and reorganization. The debt incurred in the proposed private financing transaction will be guaranteed by Endo Limited and certain of Endo Limited’s direct and indirect subsidiaries (other than the Endo Finance LLC and Endo Finco Inc.) that are borrowers or guarantors under our credit facility and certain other senior indebtedness. The following unaudited pro forma condensed combined balance sheet as of March 31, 2014 and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 are based upon, derived from and should be read in conjunction with the unaudited condensed consolidated financial data as of and for the three months ended March 31, 2014 of Endo Limited included elsewhere in this report. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2014 should also be read along with the condensed consolidated financial statements of Endo International (which are available in Endo International’s First Quarter 2014 Form 10-Q). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is based upon, derived from and should be read in conjunction with the historical audited financial statements of Endo Limited’s predecessor, EHSI (which are available in EHSI’s 2013 Form 10-K) and historical audited consolidated financial statements of Paladin Labs, Inc. (“Paladin”). The Paladin Acquisition was accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The unaudited pro forma condensed combined financial information set forth below give effect to the elimination of Endo International assets, liabilities and expenses and the following (collectively, the “Transactions”):

•

the assumed incurrence in the proposed private financing transaction of $500.0 million of debt due January 2023 by Endo Limited (see information presented in the “Endo Debt Offering/Reorganization” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•

the reorganization upon consummation of the Paladin Acquisition on February 28, 2014, in which each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo Limited (see information presented in the “Endo Debt Offering/Reorganization” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•

the incurrence of $1,525.0 million in debt pursuant to the Credit Facility by Endo Limited and the repayment of EHSI’s existing credit facilities (“Existing Term Loan Credit Facility”) on February 28, 2014 (see information presented in the “Endo Debt Offering/Reorganization” column in the unaudited pro forma condensed combined balance sheet and statement of operations);

•

certain International Financial Reporting Standards (“IFRS”) to U.S. GAAP adjustments necessary to reflect legacy Paladin under the same accounting principles as EHSI as further described in Note 2 (see information presented in the “Paladin Adjusted Historical IFRS” and “Paladin Adjusted Historical U.S. GAAP” columns); and

•

certain other adjustments in connection with the consummation of the Paladin Acquisition (see information presented in the “Paladin Acquisition Adjustments” column in the unaudited pro forma condensed combined statement of operations).

The pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of Paladin’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of March 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The establishment of the fair value of consideration for acquisitions requires the extensive use of significant estimates and management’s judgment. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2013 and the three months ended March 31, 2014 assumes the completion of the Transactions occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 assumes the incurrence of $500.0 million of debt in the proposed private financing transaction as if such transaction occurred on March 31, 2014. The reorganization upon consummation of the Paladin Acquisition and the incurrence of $1,525.0 million in debt by Endo Limited and the repayment of EHSI’s existing credit facilities occurred on February 28, 2014 and are reflected in the historical unaudited consolidated balance sheet of Endo Limited as if such transactions had occurred on March 31, 2014. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Endo Limited will experience after the Transactions. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or restructuring actions which may be achievable subsequent to the Transactions or the impact of any non-recurring activity and one-time transaction related costs or certain pro forma adjustments which are considered significant. Certain financial information of Paladin as presented in its respective consolidated financial statements has been reclassified to conform to the historical presentation in EHSI’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information gives effect to the reorganization of EHSI and Paladin into Endo Limited, which includes the Paladin Acquisition. Endo Limited is a direct wholly owned subsidiary of Endo International, a newly-formed Irish holding company.

ENDO LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2014

(In thousands of USD)

	Endo International Historical	Endo Debt Offering /Reorganization		Endo Limited Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,041,280	$476,981	(3a)	$1,518,261
Restricted cash and cash equivalents	67,505	—		67,505
Marketable securities	74,279	—		74,279
Accounts receivable, net	790,508	—		790,508
Intercompany receivables	—	24,718	(3b)	24,718
Inventories, net	464,099	—		464,099
Prepaid expenses and other current assets	87,822	(617	)(3b)	87,205
Income taxes receivable	47,126	75	(3b)	47,201
Deferred income taxes	217,572	—		217,572

Total current assets	$2,790,191	$501,157		$3,291,348

Marketable securities	2,396	—		2,396
Property and equipment, net	381,452	—		381,452
Goodwill	3,522,651	—		3,522,651
Other intangibles, net	2,662,676	—		2,662,676
Other assets	168,603	14,000	(3c)	182,603

Total assets	$9,527,969	$515,157		$10,043,126

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$298,099	$—		$298,099
Intercompany payables	—	772	(3b)	772
Accrued expenses	1,323,839	(499	)(3b)	1,323,340
Current portion of long-term debt	402,245	—		402,245
Acquisition-related contingent consideration	3,877	—		3,877

Total current liabilities	$2,028,060	$273		$2,028,333

Deferred income taxes	250,872	—		250,872
Acquisition-related contingent consideration	882	—		882
Long-term debt, less current portion, net	3,495,646	500,000	(3c)	3,995,646
Other liabilities	715,146	—		715,146
Commitments and contingencies
Stockholders’ equity:
Euro deferred stock	55	(55	)(3b)	—
Common stock	15	(15	)(3b)	—
Additional paid-in capital	3,278,121	13,472	(3b)	3,291,593
Retained earnings	(310,678)	1,482	(3b)	(309,196)
Accumulated other comprehensive loss	(178)	—		(178)
Treasury stock	—	—		—

Total stockholders’ equity	$2,967,335	$14,884		$2,982,219
Noncontrolling interests	70,028	—		70,028

Total stockholders’ equity	$3,037,363	$14,884		$3,052,247

Total liabilities and stockholders’ equity	$9,527,969	$515,157		$10,043,126

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ENDO LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2014

(In thousands of USD)

	Endo International Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Offering /Reorganization		Endo Limited Pro Forma
Revenues:
Net pharmaceutical product sales	$430,960	$42,552	$—		$—		$473,512
Devices revenues	123,767	—	—		—		123,767
Service and other revenues	39,882	—	—		—		39,882

Total revenues	$594,609	$42,552	$—		$—		$637,161
Costs & expenses:
Cost of revenues	251,961	21,478	5,508	(3d)	—		278,947
Selling, general and administrative	226,704	10,390	—		—		237,094
Research and development	41,680	1,299	—		—		42,979
Patent litigation settlement, net	—	—	—		—		—
Litigation-related and other contingencies	626,151	—	—		—		626,151
Asset impairment charges	—	—	—		—		—
Acquisition-related and integration items, net	45,269	35,630	(67,590	)(3e)	(1,407	)(3b)	11,902

Operating (loss) income	$(597,156)	$(26,245)	$62,082		$1,407		$(559,912)

Interest expense (income), net	53,398	(1,112)	—		8,028	(3f)	60,314
Net loss on extinguishment of debt	9,596	—	—		—		9,596
Other (income) expense, net	(6,032)	(11,150)	—		—		(17,182)

(Loss) income before income tax	$(654,118)	$(13,983)	$62,082		$(6,621)		$(612,640)

Income tax	(215,421)	(5,417)	12,758	(3g)	(12,196	)(3b, 3g)	(220,276)

(Loss) income from continuing operations	$(438,697)	$(8,566)	$49,324		$5,575		$(392,364)

Discontinued operations, net of tax	5,419	—	—		—		5,419

Consolidated net (loss) income	(433,278)	(8,566)	49,324		5,575		(386,945)

Less: Net income attributable to noncontrolling interests	3,634	(246)	—		—		3,388

Net (loss) income	$(436,912)	$(8,320)	$49,324		$5,575		$(390,333)

Certain Paladin amounts have been reclassified to conform to Endo Limited’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ENDO LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(In thousands of USD)

	EHSI Historical	Paladin Adjusted Historical (Note 2)	Paladin Acquisition Adjustments		Endo Debt Offering /Reorganization		Endo Limited Pro Forma
Revenues:
Net pharmaceutical product sales	$2,061,916	$268,811	$—		$—		$2,330,727
Devices revenues	492,226	—	—		—		492,226
Service and other revenues	62,765	—	—		—		62,765

Total revenues	$2,616,907	$268,811	$—		$—		$2,885,718
Costs & expenses:
Cost of revenues	1,039,516	128,080	30,174	(3d)	—		1,197,770
Selling, general and administrative	849,339	63,432	(11,021	)(3e)	—		901,750
Research and development	142,472	8,373	—		—		150,845
Patent litigation settlement, net	—	—	—		—		—
Litigation-related and other contingencies	484,242	—	—		—		484,242
Asset impairment charges	519,011	—	—		—		519,011
Acquisition-related and integration items, net	7,952	—	—		—		7,952

Operating (loss) income	$(425,625)	$68,926	$(19,153)		$—		$(375,852)

Interest expense (income), net	173,601	(4,944)	—		74,501	(3f)	243,158
Net loss on extinguishment of debt	11,312	—	—		—		11,312
Other (income) expense, net	(50,971)	5,940	(4,846	)(3e)	—		(49,877)

(Loss) income before income tax	$(559,567)	$67,930	$(14,307)		$(74,501)		$(580,445)

Income tax	(24,067)	17,562	(5,588	)(3g)	(92,408	)(3h)	(104,501)

(Loss) income from continuing operations	$(535,500)	$50,368	$(8,719)		$17,907		$(475,944)

Discontinued operations, net of tax	(96,914)	—	—		—		(96,914)

Consolidated net (loss) income	(632,414)	50,368	(8,719)		17,907		(572,858)

Less: Net income attributable to noncontrolling interests	52,925	8	—		—		52,933

Net (loss) income	$(685,339)	$50,360	$(8,719)		$17,907		$(625,791)

Certain Paladin amounts have been reclassified to conform to Endo Limited’s presentation. The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ENDO LIMITED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands of USD, except share amounts)

Note 1. Description of transaction

On November 5, 2013, EHSI announced that it had entered into an arrangement agreement (the “Arrangement Agreement”) to acquire Paladin in a stock and cash transaction valued then at approximately $1.6 billion (the “Paladin Acquisition”). Under the terms of the Arrangement Agreement, (a) Endo International caused 8312214 Canada Inc., subsequently renamed Paladin Labs Canadian Holding Inc., to acquire Paladin pursuant to a plan of arrangement under Canadian law and (b) a subsidiary of ours merged with and into EHSI, with EHSI as the surviving corporation in the merger. On February 28, 2014 the Paladin Acquisition closed and each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International, a newly-formed Irish holding company.

As consideration for the Paladin Acquisition, Paladin shareholders received, for each Paladin share they owned upon closing, 1.6331 shares of Endo International and C$1.16 in cash, for total estimated consideration of $2.9 billion. Current EHSI shareholders received one share of Endo International for each share of EHSI they owned upon closing. Upon closing of the Paladin Acquisition, the former EHSI shareholders owned approximately 79% of the capitalization of Endo International on a fully diluted basis, and the former Paladin shareholders and option holders owned approximately 21% of the capitalization of Endo International on a fully diluted basis.

In addition, pursuant to the Arrangement Agreement, for each Paladin share owned upon closing, shareholders of Paladin received one share of Knight Therapeutics Inc. (“Knight Therapeutics”), a newly formed Canadian company. Rights to Impavido and certain related rights were transferred to Knight Therapeutics in connection with the Paladin Acquisition (the “Knight separation”).

Upon closing of the Paladin Acquisition, Endo International shares were listed on NASDAQ and TSX.

In connection with the Paladin acquisition, EHSI refinanced its existing secured senior credit facilities, which are referred to herein as the “Existing Term Loan Credit Facility”, at closing through a new secured senior credit facility, which is referred to herein as the “New Term Loan Credit Facility.” The New Term Loan Credit Facility consists of a five-year senior secured term loan “A” facility in an amount up to $1.1 billion, a seven-year senior secured term loan “B” facility in an amount up to $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The new credit facility contains an uncommitted expansion option which will permit up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the new credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the new credit facility or other lenders after the closing date.

In addition, Endo Limited intends to issue $500.0 million of debt in the proposed private financing transaction which will be used for general corporate purposes, which may include acquisitions.

The interest rates under the New Term Loan Credit Facility are at LIBOR plus the applicable margin. For the purposes of these unaudited pro forma condensed combined financial statements, it was assumed that the new term loans will be borrowed under the New Term Loan Credit Facility at a current LIBOR rate of 0.25%, for weighted average interest rates of 2.53% and 2.57% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Under the New Term Loan Credit Facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the New Term Loan Credit Facility.

Note 2. Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of EHSI and Paladin. This unaudited pro forma condensed combined financial information does not give effect to the Exchange Offers, the repurchase of approximately $240.7 million aggregate principal amount of the 2015 Convertible Notes and a proportionate amount of the associated warrants in May 2014, the Knight separation by Paladin, the acquisitions of Boca and Sumavel by the Company or the pending acquisitions of Somar and DAVA by the Company.

The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. As of the date of this filing, Endo International has not completed the detailed valuation work necessary to arrive at the required final estimates of the fair value of the Paladin assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

The historical financial statements of Paladin for the two months ended February 28, 2014 and the year ended December 31, 2013 were prepared in accordance with IFRS using the Canadian dollar as the reporting currency. Certain IFRS to U.S. GAAP adjustments have been made to the historical financial statements of Paladin. For purposes of the unaudited financial information, the Canadian dollar denominated IFRS financial statements have been converted to the U.S. dollar, using the average exchange rate of $0.9096 for the two months ended February 28, 2014 and $0.9710 the year ended December 31, 2013, respectively.

Although we believe these adjustments represent the known material adjustments necessary to present Paladin’s financial statements in conformity with U.S. GAAP, the accompanying unaudited pro forma IFRS to U.S. GAAP adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

Financial information presented in the “Paladin Adjusted Historical IFRS” column in the unaudited adjusted historical statement of operations has been reclassified to conform to the historical presentation in our consolidated financial statements as follows:

Reclassification included in the unaudited adjusted historical statement of operations (in thousands of USD):

	For the Two Months Ended February 28, 2014
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	2,817	(2,817)	—
Cost of revenues	18,661	2,817	21,478
Depreciation of property, plant and equipment	206	(206)	—
Restructuring costs	961	(961)	—
Selling, general and administrative	9,223	1,167	10,390
Other finance expense	(18)	18	—
Foreign exchange loss	(1,050)	1,050	—
Share of net loss from a joint venture	14	(14)	—
Share of net income from associates	(201)	201	—
Other income, net	(9,895)	(1,255)	(11,150)
Interest income	(1,602)	1,602	—
Interest expense, net	490	(1,602)	(1,112)

	For the Year Ended December 31, 2013
	Before Reclassification	Reclassification	After Reclassification
Amortization of intangible assets	19,781	(19,781)	—
Cost of revenues	108,299	19,781	128,080
Depreciation of property, plant and equipment	1,256	(1,256)	—
Selling, general and administrative	62,176	1,256	63,432
Other finance expense	1,440	(1,440)	—
Foreign exchange loss	(49)	49	—
Share of net loss from a joint venture	667	(667)	—
Share of net income from associates	(91)	91	—
Endo Arrangement transaction costs	4,846	(4,846)	—
Other income, net	(873)	6,813	5,940
Interest income	(8,485)	8,485	—
Interest expense, net	3,541	(8,485)	(4,944)

Below is unaudited financial information showing adjustments to conform Paladin’s historical IFRS statements to U.S. GAAP.

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Two Months Ended February 28, 2014

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$42,552	$—	$42,552

Total revenues	$42,552	$—	$42,552
Costs & expenses:
Cost of revenues	21,478	—	21,478
Selling, general and administrative	10,390	—	10,390
Research and development	1,299	—	1,299
Acquisition-related and integration items, net	35,630	—	35,630

Operating income	$(26,245)	$—	$(26,245)

Interest income, net	(1,112)	—	(1,112)
Other expense, net	(11,150)	—	(11,150)

Income before income tax	$(13,983)	$—	$(13,983)

Income tax	(5,509)	92 (a)	(5,417)

Consolidated net income	$(8,474)	$(92)	$(8,566)

Less: Net income attributable to noncontrolling interests	(246)	—	(246)

Net income attributable to Paladin Labs Inc.	$(8,228)	$(92)	$(8,320)

Paladin Labs Inc.

Unaudited Adjusted Historical Statement of Operations

For the Year Ended December 31, 2013

(In thousands of USD)

	Paladin Adjusted Historical IFRS	U.S. GAAP Adjustments	Paladin Adjusted Historical U.S. GAAP
Revenues:
Net pharmaceutical product sales	$268,811	$—	$268,811

Total revenues	$268,811	$—	$268,811
Costs & expenses:
Cost of revenues	128,080	—	128,080
Selling, general and administrative	63,432	—	63,432
Research and development	8,373	—	8,373

Operating income	$68,926	$—	$68,926

Interest income, net	(4,944)	—	(4,944)
Other expense, net	5,940	—	5,940

Income before income tax	$67,930	$—	$67,930

Income tax	17,555	7 (a)	17,562

Consolidated net income	$50,375	$(7)	$50,368

Less: Net income attributable to noncontrolling interests	8	—	8

Net income attributable to Paladin Labs Inc.	$50,367	$(7)	$50,360

Notes:

Adjustments included in the column “GAAP Adjustments” are for the following:

(a)	Reflects the period income tax effect of IFRS to U.S. GAAP adjustments.

Note 3. Unaudited pro forma adjustments

a.	The adjustment to cash and cash equivalents reflects the following (in thousands of USD):

Debt proceeds(1)	$500,000
Debt issuance costs(2)	(14,000)
Endo International cash(3)	(9,019)

Total adjustments	$476,981

(1)	The issuance of $500.0 million of debt in the proposed private financing transaction, which will be used for general corporate purposes, which may include acquisitions.

(2)	Represents the debt issuance costs of $14.0 million related to the issuance of additional debt.

(3)	Represents the elimination of $9.0 million in Endo International cash and cash equivalents.

b.	The elimination of Endo International assets, liabilities and expenses, including $1.4 million of transaction costs and $0.1 million of income tax expense during the three months ended March 31, 2014.

c.	The adjustment to long-term debt, less current portion, net consists of $500.0 million of debt incurred in the proposed private financing transaction. Endo Limited incurred approximately $14.0 million in fees in connection with this borrowing. Accordingly, such fees are capitalized and included in other assets in the unaudited pro forma condensed combined balance sheet. Deferred debt issuance costs will be amortized using an effective-interest method over the life of the debt, which is 8.5 years.

d.	Reflects a net increase in amortization expense on the definite-lived intangible assets of Paladin, which were revalued upon acquisition. These assets have a weighted average useful life of 11 years.

e.	The elimination of $32.0 million and $35.6 million of Endo and Paladin transaction costs, respectively, for the three months ended March 31, 2014 and $11.0 million and $4.8 million of Endo and Paladin transaction costs, respectively, for the year ended December 31, 2013, as these are non-recurring charges directly related to the Paladin acquisition and reorganization.

f.	The net adjustments for the three months ended March 31, 2014 and the year ended December 31, 2013 were (i) to recognized expense on additional debt of $1,100.0 million aggregate principal amount of Term Loan A under the Credit Facility, (ii) to recognize expense on additional debt of $425.0 million aggregate principal amount of Term Loan B under the Credit Facility, (iii) to recognize expense on additional debt of $500.0 million incurred in the proposed private financing transaction, and (iv) to annualize interest expense on existing debt of $700.0 million of our existing 5.75% Senior Notes due 2022 which were issued on December 19, 2013 (in thousands of USD):

	Year ended December 31, 2013	Three months ended March, 31 2014
Estimated interest expense (including the amortization of debt issuance costs) on new indebtedness and the existing 5.75% Senior Notes due 2022	$115,394	$18,800

Historical interest expense (including amortization of debt issuance costs) associated with the Existing Term Loan Credit Facility	(40,893)	(10,772)

Total interest expense adjustment	$74,501	$8,028

On an as adjusted basis, after giving effect to the consummation of the Transactions, as of March 31, 2014, Endo Limited’s aggregate principal debt outstanding would have consisted of $1,544.4 million of floating rate debt and $2,884.0 million of fixed-rate debt. Based on the pro forma amount of floating-rate debt outstanding at March 31, 2014, a 1/4% rise in interest rates would result in approximately $3.9 million incremental interest expense.

g.	Estimated income tax rates of approximately 36% and 27% for Endo Limited and Paladin, respectively, have been used for the pro forma adjustments for the three months ended March 31, 2014. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences of Endo Limited and Paladin that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

h.	The adjustment to income taxes represents the additional tax benefit resulting from the reorganization and certain financing arrangements and affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

We have not included a separate Management’s Discussion and Analysis of Financial Condition and Results of Operations relating to the unaudited condensed consolidated financial statements of Endo Limited for the three months ended March 31, 2014 and 2013 included elsewhere in this report. Endo Limited is a wholly-owned subsidiary of Endo International. Endo International is a holding company that conducts all of its business through Endo Limited and its subsidiaries. Endo International itself does not have any indebtedness and does not guarantee the debt or obligations of Endo Limited and its subsidiaries. As a result, the financial condition and results of operations of Endo International and Endo Limited are substantially the same in all material respects.

There are certain differences between the financial information of Endo International and the financial information of Endo Limited, which are presented below. The information provided below should be read together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Endo International First Quarter 2014 Form 10-Q and the unaudited condensed consolidated financial statements of Endo Limited included elsewhere this report.

Unaudited Condensed Combined Balance Sheet

As of March 31, 2014

(In thousands of USD)

	Endo International	Adjustments		Endo Limited
Assets
Current assets:
Cash and cash equivalents	$1,041,280	$(9,019	)(a)	$1,032,261
Restricted cash and cash equivalents	67,505	—		67,505
Marketable securities	74,279	—		74,279
Accounts receivable, net	790,508	—		790,508
Intercompany receivables	—	24,718	(b)	24,718
Inventories, net	464,099	—		464,099
Prepaid expenses and other current assets	87,822	(617	)(a)	87,205
Income taxes receivable	47,126	75	(a)	47,201
Deferred income taxes	217,572	—		217,572

Total current assets	$2,790,191	$15,157		$2,805,348

Marketable securities	2,396	—		2,396
Property and equipment, net	381,452	—		381,452
Goodwill	3,522,651	—		3,522,651
Other intangibles, net	2,662,676	—		2,662,676
Other assets	168,603	—		168,603

Total assets	$9,527,969	$15,157		$9,543,126

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$298,099	$—		$298,099
Intercompany payables	—	772	(c)	772
Accrued expenses	1,323,839	(499	)(a)	1,323,340
Current portion of long-term debt	402,245	—		402,245
Acquisition-related contingent consideration	3,877	—		3,877

Total current liabilities	$2,028,060	$273		$2,028,333

Deferred income taxes	250,872	—		250,872
Acquisition-related contingent consideration	882	—		882
Long-term debt, less current portion, net	3,495,646	—		3,495,646
Other liabilities	715,146	—		715,146
Commitments and contingencies
Stockholders’ equity:
Euro deferred stock	55	(55	)(a)	—
Common stock	15	(15	)(a)	—
Additional paid-in capital	3,278,121	13,472	(a)	3,291,593
Retained earnings	(310,678)	1,482	(a)	(309,196)
Accumulated other comprehensive loss	(178)	—		(178)
Treasury stock	—	—		—

Total stockholders’ equity	$2,967,335	$14,884		$2,982,219
Noncontrolling interests	70,028	—		70,028

Total stockholders’ equity	$3,037,363	$14,884		$3,052,247

Total liabilities and stockholders’ equity	$9,527,969	$15,157		$9,543,126

Unaudited Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(In thousands of USD)

	Endo International	Adjustments		Endo Limited
Revenues:
Net pharmaceutical product sales	$430,960	$—		$430,960
Devices revenues	123,767	—		123,767
Service and other revenues	39,882	—		39,882

Total revenues	$594,609	$—		$594,609
Costs & expenses:
Cost of revenues	251,961	—		251,961
Selling, general and administrative	226,704	—		226,704
Research and development	41,680	—		41,680
Patent litigation settlement, net	—	—		—
Litigation-related and other contingencies	626,151	—		626,151
Asset impairment charges	—	—		—
Acquisition-related and integration items, net	45,269	(1,407	)(d)	43,862

Operating (loss) income	$(597,156)	$1,407		$(595,749)

Interest expense (income), net	53,398	—		53,398
Net loss on extinguishment of debt	9,596	—		9,596
Other (income) expense, net	(6,032)	—		(6,032)

(Loss) income before income tax	$(654,118)	$1,407		$(652,711)

Income tax	(215,421)	(75	)(d)	(215,496)

(Loss) income from continuing operations	$(438,697)	$1,482		$(437,215)

Discontinued operations, net of tax	5,419	—		5,419

Consolidated net (loss) income	(433,278)	1,482		(431,796)

Less: Net income attributable to noncontrolling interests	3,634	—		3,634

Net (loss) income	$(436,912)	$1,482		$(435,430)

(a)	The elimination of Endo International plc assets and liabilities.

(b)	The addition of an intercompany receivable, which is eliminated in consolidation, from Endo International plc to Endo Limited for cash borrowed.

(c)	The addition of an intercompany payable, which is eliminated in consolidation, from Endo Limited to Endo International plc.

(d)	The elimination of certain Endo International plc transaction costs, net of tax, related to the reorganization.

INDEX TO FINANCIAL STATEMENTS

ENDO LIMITED

ENDO LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

	December 31, 2013	March 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$526,597	$1,032,261
Restricted cash and cash equivalents	770,000	67,505
Marketable securities	—	74,279
Accounts receivable, net	725,827	790,508
Intercompany receivables	—	24,718
Inventories, net	374,439	464,099
Prepaid expenses and other current assets	39,402	87,205
Income taxes receivable	—	47,201
Deferred income taxes	257,985	217,572
Assets held for sale	160,257	—

Total current assets	$2,854,507	$2,805,348

MARKETABLE SECURITIES	2,979	2,396
PROPERTY, PLANT AND EQUIPMENT, NET	372,077	381,452
GOODWILL	1,372,832	3,522,651
OTHER INTANGIBLES, NET	1,872,926	2,662,676
OTHER ASSETS	96,535	168,603

TOTAL ASSETS	$6,571,856	$9,543,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$263,241	$298,099
Intercompany payables	—	772
Accrued expenses	979,964	1,323,340
Current portion of long-term debt	414,929	402,245
Acquisition-related contingent consideration	3,878	3,877
Income taxes payable	3,089	—
Liabilities related to assets held for sale	31,571	—

Total current liabilities	$1,696,672	$2,028,333

DEFERRED INCOME TAXES	310,764	250,872
ACQUISITION-RELATED CONTINGENT CONSIDERATION	869	882
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,323,844	3,495,646
OTHER LIABILITIES	654,491	715,146
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Additional paid-in capital	404,699	3,291,593
Accumulated deficit	126,234	(309,196)
Accumulated other comprehensive loss	(4,915)	(178)

Total Endo Limited stockholders’ equity	$526,018	$2,982,219

Noncontrolling interests	$59,198	$70,028

Total stockholders’ equity	$585,216	$3,052,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,571,856	$9,543,126

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2013	2014
REVENUES:
Net pharmaceutical product sales	$535,744	$430,960
Devices revenues	122,652	123,767
Service and other revenues	98	39,882

TOTAL REVENUES	$658,494	$594,609
COSTS AND EXPENSES:
Cost of revenues	254,381	251,961
Selling, general and administrative	227,232	226,704
Research and development	38,769	41,680
Litigation-related and other contingencies	68,232	626,151
Asset impairment charges	1,100	—
Acquisition-related and integration items, net	558	43,862

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS	$68,222	$(595,749)

INTEREST EXPENSE, NET	44,276	53,398
NET LOSS ON EXTINGUISHMENT OF DEBT	11,312	9,596
OTHER INCOME, NET	(18,269)	(6,032)

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$30,903	$(652,711)

INCOME TAX	9,250	(215,496)

(LOSS) INCOME FROM CONTINUING OPERATIONS	21,653	(437,215)

DISCONTINUED OPERATIONS, NET OF TAX	4,950	5,419

CONSOLIDATED NET (LOSS) INCOME	26,603	(431,796)

Less: Net income attributable to noncontrolling interests	11,254	3,634

NET (LOSS) INCOME ATTRIBUTABLE TO ENDO LIMITED	$15,349	$(435,430)

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2013		2014
CONSOLIDATED NET (LOSS) INCOME		$26,603		$(431,796)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Net unrealized (loss) gain on securities:
Unrealized (losses) gains arising during the period	$497		$(340)
Less: reclassification adjustments for (gains) losses realized in net (loss) income	—	497	—	(340)

Foreign currency translation gain (loss)		(3,180)		5,077
Fair value adjustment on derivatives designated as cash flow hedges:
Fair value adjustment on derivatives designated as cash flow hedges arising during the period	250		—
Less: reclassification adjustments for cash flow hedges settled and included in net (loss) income	69	319	—	—

OTHER COMPREHENSIVE INCOME (LOSS)		$(2,364)		$4,737

CONSOLIDATED COMPREHENSIVE (LOSS) INCOME		$24,239		$(427,059)

Less: Comprehensive income attributable to noncontrolling interests		11,254		3,634

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO ENDO LIMITED		$12,985		$(430,693)

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2013	2014
OPERATING ACTIVITIES:
Consolidated net loss	$26,603	$(431,796)
Adjustments to reconcile consolidated net (loss) income to Net cash used in operating activities
Depreciation and amortization	66,819	74,588
Stock-based compensation	15,331	7,595
Amortization of debt issuance costs and premium / discount	9,776	9,952
Provision for bad debts	744	775
Selling, general and administrative expenses paid in shares of ordinary shares	69	86
Deferred income taxes	8,644	(186,222)
Net loss on disposal of property, plant and equipment	213	875
Change in fair value of acquisition-related contingent consideration	40	12
Net loss on extinguishment of debt	11,312	9,596
Asset impairment charges	1,100	—
Gain on sale of business	—	(1,545)
Changes in assets and liabilities which provided (used) cash:
Accounts receivable	(21,989)	19,171
Inventories	(27,153)	(6,643)
Prepaid and other assets	1,476	26,655
Accounts payable	(136,323)	(59,144)
Accrued expenses	(94,160)	297,730
Other liabilities	86,922	37,489
Income taxes payable/receivable	(8,171)	(55,136)

Net cash used in operating activities	$(58,747)	$(255,962)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23,956)	(20,837)
Proceeds from sale of property, plant and equipment	311	19
Acquisitions, net of cash acquired	(3,645)	(113,464)
Proceeds from sale of marketable securities	—	15,167
Patent acquisition costs and license fees	(10,000)	—
Net cash transfers related to sale of business	—	55,271
Settlement escrow	—	3,148
Increase in restricted cash	—	702,495

Net cash provided by (used in) investing activities	$(37,290)	$641,799

	Three Months Ended March 31,
	2013	2014
FINANCING ACTIVITIES:
Capital lease obligations repayments	(89)	(25)
Direct financing arrangement repayments	(857)	(910)
Proceeds from new term loans	—	1,525,000
Proceeds from other indebtedness	223	(2,194)
Principal payments on Term Loans	(100,000)	(1,396,019)
Payment on AMS Convertible Notes	—	(5)
Principal payments on other indebtedness	—	—
Deferred financing fees	(7,251)	(38,435)
Payment for contingent consideration	(5,000)	—
Tax benefits of stock awards	1,998	23,861
Exercise of options	12,826	21,593
Purchase of common stock	—	—
Payments related to the issuance of common stock	—	(4,800)
Payments of tax withholding for restricted shares	—	(21,475)
Issuance of ordinary shares related to the employee stock purchase plan	1,557	1,178
Cash distributions to noncontrolling interests	(12,832)	(5,285)
Cash buy-out of noncontrolling interests, net of cash contributions	(1,525)	(82)

Net cash provided by (used in) financing activities	$(110,950)	$102,402

Effect of foreign exchange rate	(412)	12

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(207,399)	$488,251

LESS: NET DECREASE IN CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	(4,722)	(17,413)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$(202,677)	$505,664

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	529,689	526,597

CASH AND CASH EQUIVALENTS, END OF PERIOD	$327,012	$1,032,261

SUPPLEMENTAL INFORMATION:
Cash paid for interest	40,714	40,719
Cash paid for income taxes	993	14,235
SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property, plant and equipment financed by capital leases	—	4
Acquisition financed by ordinary shares	—	2,844,279
Accrual for purchases of property, plant and equipment	4,083	5,589

See Notes to Condensed Consolidated Financial Statements.

ENDO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2014

Note 1. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements of Endo Limited, which we refer to herein as the “Company”, “Endo”, “we”, “our” or “us”, have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying Condensed Consolidated Financial Statements of Endo and its subsidiaries, which are unaudited, include all normal and recurring adjustments considered necessary to present fairly the Company’s financial position as of March 31, 2014 and the results of our operations and our cash flows for the periods presented. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Endo Limited was incorporated in Ireland as a holding company on October 29, 2013, originally as Sportswell II Limited. The Company was renamed Endo Limited on November 28, 2013. It was established for the purpose of facilitating the business combination between Endo Health Solutions Inc. (EHSI) and Paladin Labs Inc. (Paladin). Endo Limited is a direct wholly owned subsidiary of Endo International plc. Endo International plc was incorporated in Ireland on October 31, 2013 as a private limited company and re-registered effective February 18, 2014 as a public limited company.

On February 28, 2014, pursuant to an arrangement agreement, dated November 5, 2013 (the Arrangement Agreement), among EHSI, Endo International Limited, Endo Limited, Endo U.S. Inc. (formerly known as ULU Acquisition Corp.), RDS Merger Sub, LLC (Merger Sub), 8312214 Canada Inc. and Paladin (a) Endo International Limited indirectly acquired all of the outstanding common shares of Paladin pursuant to a plan of arrangement under Canadian law (the Arrangement); and (b) Merger Sub merged with and into Endo International plc, with Endo International plc as the surviving corporation in the merger (the Merger and, together with the Arrangement, the Transactions). Following consummation of the Transactions, each of EHSI and Paladin became indirect wholly owned subsidiaries of Endo International plc.

Pursuant to the Arrangement, (a) former Paladin shareholders received C$1.16 in cash, 1.6331 newly issued Endo International ordinary shares and one common share of Knight Therapeutics Inc., a newly formed corporation incorporated under the laws of Canada, in exchange for each Paladin common share held by such former shareholders; (b) all options to acquire Paladin common shares were settled on a cashless exercise basis for Endo International ordinary shares and common shares of Knight Therapeutics Inc. in an amount reflecting the Arrangement consideration; and (c) unvested rights to receive additional common shares under Paladin’s share purchase plan were settled for a cash amount based on the Paladin common share price immediately prior to the effective time of the Arrangement. At the effective time of the Merger, each share of EHSI common stock was cancelled and automatically converted into the right to receive one Endo International plc ordinary share.

The issuance of Endo International plc ordinary shares in connection with the Transactions was registered under the Securities Act of 1933, as amended, pursuant to Endo International plc’s registration statement on Form S-4 (File No. 333-192760) (the Registration Statement) filed with the Securities and Exchange Commission (SEC) and declared effective on January 24, 2014. The definitive proxy statement/prospectus of Endo International and EHSI, dated January 24, 2014, that forms a part of the Registration Statement contains additional information about the Transactions and the other transactions contemplated by the Arrangement Agreement, including a description of the treatment of equity awards and information concerning the interests of directors, executive officers and affiliates of EHSI and Paladin in the Transactions.

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the Exchange Act), Endo International plc is the successor issuer to EHSI. Endo International plc’s ordinary shares are deemed to be registered under Section 12(b) of the Exchange Act, and Endo International plc is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Endo International plc’s ordinary shares were approved for listing on (a) The NASDAQ Global Market (NASDAQ) and trade under the symbol “ENDP” and (b) Toronto Stock Exchange (TSX) and trade under the symbol “ENL.”

Prior to the Transactions, EHSI’s common shares were registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and Paladin’s common shares were listed on TSX. EHSI’s common shares were delisted from trading on NASDAQ as of close of business on February 28, 2014, and Paladin’s common shares were delisted from trading on the TSX as of close of business on February 28, 2014. References throughout to “ordinary shares” refer to EHSI’s common shares, 350,000,000 authorized, par value $0.01 per share, prior to the consummation of the transactions and to Endo International plc’s ordinary shares, 1,000,000,000 authorized, par value $0.0001 per share, subsequent to the consummation of the transactions. In addition, on February 11, 2014 Endo International plc issued 4,000,000 euro deferred shares of $0.01 each at par.

The operating results of Paladin from and including February 28, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three months ended March 31, 2014. The Condensed Consolidated Balance Sheets as of March 31, 2014 reflect the acquisition of Paladin effective February 28, 2014.

References throughout to “we,” “our,” “us,” the “Company” or “Endo” refer to financial information and transactions of Endo Health Solutions Inc. prior to February 28, 2014 and Endo Limited thereafter.

Following the Transactions, the Company changed the name of its three reporting segments. The Endo Pharmaceuticals segment became “U.S. Branded Pharmaceuticals,” Qualitest became “U.S. Generic Pharmaceuticals” and AMS became “Devices.” As a result of the acquisition of Paladin, a fourth segment was added, known as “International Pharmaceuticals.”

On December 28, 2013 EHSI’s Board of Directors (the Board) approved a plan to sell the HealthTronics business and the Company entered into a definitive agreement to sell the business on January 9, 2014 to Altaris Capital Partners LLC for an upfront cash payment of $85.0 million, subject to cash and other working capital adjustments. In addition, the Company received rights to additional cash payments of up to $45.0 million based on the future operating performance of HealthTronics for a total consideration of up to $130.0 million. The sale was completed on February 3, 2014.

Until it was sold on February 3, 2014, the assets of this business segment and related liabilities were classified as held for sale in the Condensed Consolidated Balance Sheet. Depreciation and amortization expense were not recorded on assets held for sale. The operating results of this business segment are reported as Discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented.

The Company, through Paladin and its subsidiaries, owns majority controlling interests in certain entities. Additionally, prior to the sale of our HealthTronics business in February 2014, HealthTronics, Inc. owned interests in various partnerships and limited liability corporations where HealthTronics, Inc., as the general partner or managing member, exercised effective control. Accordingly, in accordance with the accounting consolidation principles, we consolidate various entities which neither we nor our subsidiaries own 100%. Net income attributable to noncontrolling interests relates to the portion of the net income of these entities not attributable, directly or indirectly, to our ownership interests.

On August 28, 2013, EHSI announced that it had entered into a definitive agreement to acquire Boca Pharmacal LLC (Boca), a specialty generics company that focuses on niche areas, commercializing and developing products in categories that include controlled substances, semisolids and solutions. On February 3, 2014, EHSI announced that it had completed the acquisition of Boca for approximately $232.7 million in cash.

The operating results of Boca from and including February 3, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three months ended March 31, 2014. The Condensed Consolidated Balance Sheets as of March 31, 2014 reflect the acquisition of Boca effective February 3, 2014.

The information included in these Condensed Consolidated Financial Statements should be read in conjunction with our Consolidated Financial Statements and accompanying notes included in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013.

Note 2. Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of an Entity” (ASU 2014-08). ASU 2014-08 changes the requirements for reporting discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The disclosure requirements for discontinued operations under ASU 2014-08 will be expanded in order to provide users of financial statements with more information about the assets, liabilities, revenues and expenses of discontinued operations. ASU 2014-08 is effective on a prospective basis for (1) all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years, and (2) all businesses that are classified as held for sale on acquisition that occur within annual periods beginning on or after December 15, 2014 and interim periods within those years. The Company is currently evaluating the impact of ASU 2014-08 on the Company’s consolidated results of operations and financial position.

Note 3. Discontinued Operations

On December 28, 2013, the Board approved a plan to sell the HealthTronics business and the Company entered into a definitive agreement to sell the business on January 9, 2014 to Altaris Capital Partners LLC for an upfront cash payment of $85.0 million, subject to cash and other working capital adjustments. In addition, EHSI received rights to additional cash payments of up to $45.0 million based on the future operating performance of HealthTronics, of which no value has been recognized in the accompanying Condensed Consolidated financial statements, for a total consideration of up to $130.0 million. Additional cash payments, if any will be recorded when earned. The sale was completed on February 3, 2014.

As previously disclosed, prior to the sale, at September 30, 2013, the Company had determined that a sale of the HealthTronics business was more-likely-than-not to occur over the next twelve months. Accordingly, we initiated an interim goodwill impairment analysis of the HealthTronics reporting units’ goodwill balances as of September 30, 2013. The fair value of the Urology Services and ITS reporting units were estimated using a number of factors including the fair value currently implied by the ongoing sales process and previously prepared discounted cash flow analyses. As a result of this analysis, the Company determined that the net book value of both our Urology Services reporting unit and our HITS reporting unit exceeded their estimated fair value. The Company prepared a preliminary analysis to estimate the amount of an impairment charge as of September 30, 2013, and determined that an impairment was probable and reasonably estimable. The preliminary fair value assessments were performed by the Company taking into consideration a number of factors including the preliminary results of a hypothetical purchase price allocation. As a result of the preliminary analysis, the Company recorded a combined estimated goodwill impairment charge of $38.0 million in the Condensed Consolidated Statements of Operations during the three months ended September 30, 2013, representing the difference between the estimated implied fair value of the HealthTronics reporting units’ goodwill and their respective net book values. The Company finalized the impairment analysis in the fourth quarter of 2013 when it recorded charges of $118.9 million to write down the book value of the reporting units’ assets to fair value less costs to sell. Subsequently, at the time of the sale in February 2014, the Company recorded a gain of approximately $1.5 million, representing the amount of the net proceeds received in excess of the net book value of the assets sold.

Until it was sold on February 3, 2014, the assets of this business segment, previously known as the HealthTronics segment, and related liabilities were classified as held for sale in the Condensed Consolidated Balance Sheet. Depreciation and amortization expense were not recorded on assets held for sale. The operating results of this business segment are reported as Discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented. Financial results are only related to disposed of or to-be-disposed of businesses.

The following table provides the operating results of Discontinued operations, net of tax for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2013	2014
Revenue	$50,025	$14,442

Income from discontinued operations before income taxes	$5,642	$4,398
Income taxes	692	(1,021)

Discontinued operations, net of tax	$4,950	$5,419

The following table provides the components of Assets held for sale and Liabilities related to assets held for sale as of December 31, 2013 (in thousands):

December 31, 2013
Current assets	$69,131
Property, plant and equipment	23,461
Goodwill and other intangibles, net	58,761
Other assets	8,904

Assets held for sale	$160,257

Current liabilities	$27,656
Long term debt, less current portion, net	3,354
Other liabilities	561

Liabilities related to assets held for sale	$31,571

The table above does not include Noncontrolling interests related to HealthTronics of $59.2 million as of December 31, 2013.

Note 4. Restructuring

June 2013 Restructuring Initiative

On June 4, 2013, the Board approved certain strategic, operational and organizational steps for EHSI to take to refocus its operations and enhance shareholder value. These actions were the result of a comprehensive assessment of the Company’s strengths and challenges, its cost structure and execution capabilities, and its most promising opportunities to drive future cash flow and earnings growth. The cost reduction initiatives include a reduction in headcount of approximately 15% worldwide, streamlining of general and administrative expenses, optimizing commercial spend and refocusing research and development efforts.

As a result of the June 2013 restructuring initiative, the Company incurred minimal expenses during the three months ended March 31, 2014. The Company anticipates there will be additional pre-tax restructuring expenses of $1.0 million, primarily attributable to certain facility exit costs and employee severance and other benefit-related costs which will be incurred throughout 2014. The majority of these restructuring costs are included in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.

The liability related to the June 2013 restructuring initiative totaled $5.2 million and $12.3 million at March 31, 2014 and December 31, 2013, respectively. This liability is included in Accrued expenses in the Condensed Consolidated Balance Sheets. The change in the liability relates primarily to cash payments made during 2014.

Of the $1.0 million of additional pre-tax restructuring expenses the Company expects to incur, $0.8 million relates to the Devices segment and $0.2 million relates to corporate. Segment operating results do not include restructuring expenses as segment performance is evaluated excluding such expenses. See further discussion in Note 6. Segment Results.

Other Restructuring Initiatives

During 2014 and 2013, EHSI and certain of its subsidiaries undertook certain other restructuring initiatives that were individually not material to the Company’s Condensed Consolidated Financial Statements for any of the periods presented. On an aggregate basis, the Company recorded charges related to these initiatives totaling $4.3 million during the three months ended March 31, 2014, which primarily consisted of employee severance and other benefit-related costs. The Company recorded charges related to these initiatives totaling $9.3 million during the three months ended March 31, 2013, which primarily consisted of lease-exit costs of $7.8 million recognized upon the cease use dates of our Chadds Ford, Pennsylvania and Westbury, New York properties. In addition, the Company recognized employee severance and other benefit-related costs during the three months ended March 31, 2013. The majority of these costs are included in Selling, general and administrative expense in the Condensed Consolidated Statements of Operations.

The liability related to these initiatives totaled $12.7 million and $16.1 million at March 31, 2014 and December 31, 2013, respectively. This liability is included in Accrued expenses in the Condensed Consolidated Balance Sheets. The change in the liability relates primarily to cash payments made during 2013, partially offset by the recognition of the expenses mentioned in the preceding paragraph.

Note 5. Acquisitions

Paladin Labs Inc. Acquisition

On November 5, 2013, EHSI announced that it had reached a definitive agreement to acquire Paladin in a stock and cash transaction and on February 28, 2014 (Paladin Acquisition Date) the transaction closed and each of EHSI and Paladin was acquired by Endo Limited.

Under the terms of the transaction, former Paladin shareholders received, for each Paladin share they owned upon closing, 1.6331 shares of Endo International stock and C$1.16 in cash, for total consideration of $2.9 billion as of February 28, 2014. On the Paladin Acquisition Date, each then current EHSI shareholder received one ordinary share of Endo International plc for each share of EHSI common stock owned upon closing. Immediately following the closing of the transaction, former EHSI shareholders owned approximately 79% of Endo International plc, and former Paladin shareholders owned approximately 21%.

The acquisition consideration is as follows (in thousands of U.S. dollars, except for per share amounts):

Number of Paladin Shares paid through the delivery of Endo International common stock	20,765
Exchange ratio	1.6331
Number of shares of Endo International common stock—as exchanged	33,912
Endo common stock price on February 28, 2014	$80.00

Fair value of common shares of Endo International issued to Paladin Shareholders		$2,712,956
Number of Paladin Shares paid in cash	20,765
Per share cash consideration for Paladin shares(1)	$1.09

Cash distribution to Paladin shareholders		22,647
Fair value of the vested portion of Paladin stock options outstanding—1.3 million at February 28, 2014(2)		131,323

Total acquisition consideration		$2,866,926

(1)	Represents the cash consideration per the Arrangement Agreement of C$1.16 per Paladin share translated into U.S. dollars utilizing an exchange rate of $0.9402.

(2)	Represents the fair value of vested Paladin stock option awards attributed to pre-combination services that were outstanding on the Paladin Acquisition Date.

Paladin is a specialty pharmaceutical company headquartered in Montreal, Canada, focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and world markets. Key products serve growing drug markets including attention deficit hyperactivity disorder (ADHD), pain, urology and allergy. In addition to its Canadian operations, Paladin owns a controlling interest in Laboratorios Paladin de Mexico S.A. in Mexico and in publicly traded Litha Healthcare Group Limited in South Africa.

Paladin’s stable and growing cash flows and strong Canadian franchise complement Endo’s existing portfolio and further diversify Endo’s pharmaceutical product mix and geographic reach. The Company believes the transaction will generate operational and tax synergies and will create a financial platform to facilitate organic growth with broader options for future strategic activity.

While the Paladin acquisition was primarily equity based, Endo also made changes to its existing debt structure to complete the transaction. See Note 11. Debt.

The operating results of Paladin from and including February 28, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three months ended March 31, 2014. The Condensed Consolidated Balance Sheets as of March 31, 2014 reflect the acquisition of Paladin, effective February 28, 2014.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the Paladin Acquisition Date (in thousands):

February 28, 2014
Cash and cash equivalents	$113,571
Marketable securities	89,420
Accounts receivable	93,832
Inventories	62,095
Prepaid expenses and other current assets	32,605
Deferred income tax assets, current	11,719
Property, plant and equipment	7,299
Intangible assets	676,000
Other assets	56,289

Total identifiable assets	$1,142,830

Accounts payable and accrued expenses	$124,321
Income taxes payable	22,524
Deferred income taxes	160,620
Debt	23,826
Other liabilities	9,578

Total liabilities assumed	$340,869

Net identifiable assets acquired	$801,961

Noncontrolling interests	$(69,600)
Goodwill	2,134,565

Net assets acquired	$2,866,926

The estimated fair value of the Paladin assets acquired and liabilities assumed are provisional as of March 31, 2014 and are based on information that is currently available to the Company. Additional information is being gathered to finalize these provisional measurements, particularly with respect to certain acquired equity and cost method investments, property, plant and equipment, intangible assets, contingent assets and liabilities, deferred income taxes and noncontrolling interests. Accordingly, the measurement of the Paladin assets acquired and liabilities assumed may change significantly upon finalization of the Company’s valuations and completion of the purchase price allocation, both of which are expected to occur no later than one year from the acquisition date.

As of March 31, 2014, the Company has provisionally assigned the goodwill arising from the Paladin acquisition to the International Pharmaceuticals segment. The Company expects multiple reporting units to benefit, directly or indirectly, from the synergies arising from the acquisition. Accordingly, in conjunction with our purchase price allocation, the Company is assessing whether a portion of the goodwill recognized in this acquisition should be assigned to multiple reporting units and if so, the appropriate allocation methodology to assign such goodwill. As part of this assessment, the Company is also evaluating the recoverability of goodwill recognized from the Paladin acquisition that arose, in part, based on the requirement in GAAP to measure the value of Company shares issued in the acquisition based on the quoted market price of the shares on the date that the acquisition closed which was significantly higher than the quoted market price on the date the acquisition was announced. The results of that assessment could impact our financial position and results of operations.

The valuation of the intangible assets acquired and related amortization periods are as follows:

	Valuation (in millions)	Amortization Period (in years)
Developed Technology:
Canada Base Prescription	$345.0	12
Canada OTC	40.0	11
Canada Other	55.0	11
Litha	60.0	12
Latin America	45.0	11
Licenses not renewed	4.5	3

Total	$549.5

In Process Research & Development:
Serelaxin	$115.0	n/a
Other	11.5	n/a

Total	$126.5	n/a

Total other intangible assets	$676.0	n/a

The preliminary fair values of the developed technology and IPR&D were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. This analysis is preliminary and is subject to further adjustment as additional information becomes available.

The goodwill recognized is attributable primarily to strategic and synergistic opportunities related to existing pharmaceutical businesses, expected corporate synergies, the assembled workforce of Paladin and other factors. The amount of goodwill deductible for income tax purposes associated with the Paladin acquisition is not expected to be material. However, this expectation is preliminary and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

Deferred tax assets and liabilities are related primarily to the difference between the book basis and tax basis of identifiable intangible assets.

The Company recognized $36.8 million of Paladin acquisition-related and integration costs that were expensed during the three months ended March 31, 2014. These costs are included in Acquisition-related and integration items, net in the accompanying Condensed Consolidated Statements of Operations consist of the following items (in thousands):

Three Months Ended March 31, 2014
Bank fees	$14,232
Legal, separation, integration, and other costs	21,207

Total	$35,439

Transaction costs directly associated with the closing of the acquisition in 2014 and included in the table above totaled $33.4 million.

The amounts of revenue and Net income attributable to Endo Limited of Paladin included in the Company’s Condensed Consolidated Statements of Operations from and including February 28, 2014 to March 31, 2014 are as follows (in thousands):

Revenue	$24,822
Net income attributable to Endo Limited	$3,685

The following supplemental unaudited pro forma information presents the financial results as if the acquisition of Paladin had occurred on January 1, 2013 for the three months ended March 31, 2014 and 2013. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2013, nor are they indicative of any future results.

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2014
Unaudited pro forma consolidated results (in thousands):
Revenue	$775,480	$637,161
Net (loss) income attributable to Endo Limited	$7,035	$(449,987)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Paladin to reflect factually supportable adjustments that give effect to events that are directly attributable to the Paladin Acquisition, including borrowings to finance the acquisition as well as the additional amortization that would have been charged assuming the fair value adjustments primarily to inventory and intangible assets had been applied on January 1, 2013, together with the consequential tax effects.

Boca Pharmacal LLC Acquisition

On August 28, 2013, Endo announced that it had entered into a definitive agreement to acquire Boca Pharmacal LLC (Boca), a specialty generics company that focuses on niche areas, commercializing and developing products in categories that include controlled substances, semisolids and solutions. On February 3, 2014, the Company announced that it had completed the acquisition of Boca for approximately $232.7 million in cash.

The preliminary fair values of the net identifiable assets acquired totaled approximately $221.8 million, resulting in goodwill of approximately $10.8 million, which is expected to be assigned to our U.S. Generics International segment. The estimated fair value of the Boca net assets acquired are provisional as of March 31, 2014 and are based on information that is currently available to the Company. Additional information is being gathered to finalize these provisional measurements. Accordingly, the measurement of the Boca assets acquired and liabilities assumed may change upon finalization of the Company’s valuations and completion of the purchase price allocation, both of which are expected to occur no later than one year from the acquisition date.

The operating results of Boca from and including February 3, 2014 are included in the accompanying Condensed Consolidated Statements of Operations for the three months ended March 31, 2014. The Condensed Consolidated Balance Sheets as of March 31, 2014 reflect the acquisition of Boca, effective February 3, 2014.

Note 6. Segment Results

On December 28, 2013, EHSI’s Board of Directors approved a plan to sell its HealthTronics business segment and the Company entered into a definitive agreement to sell the business segment on January 9, 2014. Until it was sold on February 3, 2014, the assets of this business segment and related liabilities were classified as held for sale in the Condensed Consolidated Balance Sheet. Depreciation and amortization expense was not recorded on assets held for sale. The operating results of this business segment are reported as discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented. For additional information, see Note 3. Discontinued Operations.

Concurrent with the February 28, 2014 acquisition of Paladin, the Company changed the names of its reportable segments. This change to our segments had no impact on the Company’s unaudited Condensed Consolidated Financial Statements for all periods presented. In addition, the International Pharmaceuticals segment was added, which is comprised solely of the operations of the acquired Paladin business.

The four reportable business segments in which the Company now operates are: (1) U.S. Branded Pharmaceuticals (f/k/a Endo Pharmaceuticals), (2) U.S. Generic Pharmaceuticals (f/k/a Qualitest), (3) Devices (f/k/a AMS) and (4) International Pharmaceuticals. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated. Each segment derives revenue from the sales or licensing of its respective products and is discussed in more detail below.

We evaluate segment performance based on each segment’s adjusted income (loss) from continuing operations before income tax, which we define as (loss) income from continuing operations before income tax before certain upfront and milestone payments to partners, acquisition-related and integration items, cost reduction and integration-related initiatives, asset impairment charges, amortization of intangible assets related to marketed products and customer relationships, inventory step-up recorded as part of our acquisitions, non-cash interest expense, litigation-related and other contingent matters and certain other items that the Company believes do not reflect its core operating performance.

Certain of the corporate general and administrative expenses incurred by the Company are not attributable to any specific segment. Accordingly, these costs are not allocated to any of the Company’s segments and are included in the results below as “Corporate unallocated.” The Company’s consolidated adjusted income from continuing operations before income tax is equal to the combined results of each of its segment less these unallocated corporate costs.

U.S. Branded Pharmaceuticals

The U.S. Branded Pharmaceuticals segment includes a variety of branded prescription products related to treating and managing pain as well as our urology, endocrinology and oncology products. The marketed products that are included in this segment include Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Frova®, Fortesta® Gel, Supprelin® LA, Vantas®, Valstar® and Aveed™.

U.S. Generic Pharmaceuticals

The U.S. Generic Pharmaceuticals segment has historically focused on selective generics related to pain that have one or more barriers to market entry, such as complex formulation, regulatory or legal challenges or difficulty in raw material sourcing. The product offerings of this segment include products in the pain management, urology, CNS disorders, immunosuppression, oncology, women’s health and hypertension markets, among others.

Devices

The Devices segment focuses on providing technology solutions to physicians treating men’s and women’s pelvic health conditions and operates in the following business lines: men’s health, women’s health, and benign prostatic hyperplasia (BPH or prostate health) therapy. AMS distributes devices through its direct sales force and independent sales representatives in the U.S., Canada, Australia and Western Europe. Additionally, AMS distributes devices through foreign independent distributors, primarily in Europe, Asia, and South America, who then sell the products to medical institutions. None of AMS’s customers or distributors accounted for 10% or more of our total revenues during the three months ended March 31, 2014 and 2013. Foreign subsidiary sales are predominantly to customers in Canada, Australia and Western Europe.

International Pharmaceuticals

The International Pharmaceuticals segment includes a variety of specialty pharmaceutical products for the Canadian and world markets, which we acquired from Paladin. Key products serve growing drug markets including ADHD, pain, urology and allergy.

The following represents selected information for the Company’s reportable segments for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2013	2014
Net revenues to external customers:
U.S. Branded Pharmaceuticals	$357,589	$234,165
U.S. Generic Pharmaceuticals	178,253	211,855
Devices(1)	122,652	123,767
International Pharmaceuticals(2)	—	24,822

Total consolidated net revenues to external customers	$658,494	$594,609

Adjusted income (loss) from continuing operations before income tax:
U.S. Branded Pharmaceuticals	$174,407	$134,417
U.S. Generic Pharmaceuticals	47,112	73,797
Devices	31,644	39,705
International Pharmaceuticals	—	9,295
Corporate unallocated	(83,017)	(79,191)

Total consolidated adjusted income from continuing operations before income tax	$170,146	$178,023

(1)	The following table displays our Devices segment revenue by geography for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2013	2014
Devices:
United States	$78,367	$77,459
International	44,285	46,308

Total Devices revenues	$122,652	$123,767

(2)	Revenues generated by our International Pharmaceuticals segment are primarily attributable to Canada and South Africa.

The table below provides reconciliations of our consolidated adjusted income from continuing operations before income tax to our consolidated (loss) income from continuing operations before income tax, which is determined in accordance with U.S. GAAP, for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2013	2014
Total consolidated adjusted income from continuing operations before income tax:	$170,146	$178,023
Upfront and milestone payments to partners	(2,574)	(11,155)
Asset impairment charges	(1,100)	—
Acquisition-related and integration items(1)	(558)	(45,269)
Separation benefits and other cost reduction initiatives(2)	(13,694)	(277)
Excise tax expense(3)	—	(60,000)
Amortization of intangible assets	(47,250)	(55,194)
Inventory step-up	—	(3,581)
Non-cash interest expense	(5,450)	(5,969)
Loss on extinguishment of debt	(11,312)	(9,596)
Watson litigation settlement income, net	19,227	—
Certain litigation-related charges(4)	(76,532)	(641,100)

Total consolidated (loss) income from continuing operations before income tax	$30,903	$(654,118)

(1)	Acquisition-related and integration-items include costs directly associated with the closing of certain acquisitions, changes in the fair value of contingent consideration and the costs of integration activities related to both current and prior period acquisitions.

(2)	Separation benefits and other cost reduction initiatives include employee separation costs of $5.0 million and $0.8 million for the three months ended March 31, 2014 and 2013, respectively. Refer to Note 4. Restructuring for discussion of our material restructuring initiatives. These amounts are partially offset by changes in estimates related to certain cost reduction initiative accruals. Additionally, the amount of separation benefits and other cost reduction initiatives during the three months ended March 31, 2013 includes an expense recorded upon the cease use date of our Chadds Ford, Pennsylvania properties in the first quarter of 2013, representing the liability for our remaining obligations under the respective lease agreements of $7.2 million. These expenses were primarily recorded as Selling, general and administrative and Research and development expense in our Condensed Consolidated Statements of Operations.

(3)	This amount represents charges for the excise tax pursuant to Section 4985 now that the Company expects the merger between Endo and Paladin to be taxable to U.S. shareholders of EHSI as a result of the shareholder gain from the transaction. The final determination is subject to the Company completing its shareholder basis study, which is expected to be finalized later in 2014.

(4)	These amounts includes charges for Litigation-related and other contingencies, consisting primarily of mesh-related product liability charges, as well as mesh litigation-related defense costs for the three months ended March 31, 2014 and 2013.

The following represents additional selected financial information for our reportable segments for the three months ended March 31, 2014 and 2013 (in thousands):

	Three Months Ended March 31,
	2013	2014
Depreciation expense:
U.S. Branded Pharmaceuticals	$6,305	$4,037
U.S. Generic Pharmaceuticals	3,170	7,569
Devices	2,802	2,086
International Pharmaceuticals	—	141
Corporate unallocated	2,465	1,894

Total depreciation expense	$14,742	$15,727

	Three Months Ended March 31,
	2013	2014
Amortization expense:
U.S. Branded Pharmaceuticals	$21,280	$20,723
U.S. Generic Pharmaceuticals	10,881	18,614
Devices	15,239	15,524
International Pharmaceuticals	—	4,000

Total amortization expense	$47,400	$58,861

Interest income and expense are considered corporate items and are not allocated to our segments. Asset information is not accounted for at the segment level and consequently is not reviewed or included within our internal management reporting. Therefore, the Company has not disclosed asset information for each reportable segment.

Note 7. Fair Value Measurements

Financial Instruments

The financial instruments recorded in our Condensed Consolidated Balance Sheets include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, marketable securities, equity and cost method investments, accounts payable and accrued expenses, acquisition-related contingent consideration and debt obligations. Included in cash and cash equivalents and restricted cash and cash equivalents are money market funds representing a type of mutual fund required by law to invest in low-risk securities (for example, U.S. government bonds, U.S. Treasury Bills and commercial paper). Money market funds are structured to maintain the fund’s net asset value at $1.00 per unit, which assists in providing adequate liquidity upon demand by the holder. Money market funds pay dividends that generally reflect short-term interest rates. Thus, only the dividend yield fluctuates. Also included in cash and cash equivalents are investments in guaranteed investment certificates (GICs) with original maturities of less than three months. GICs are interest-bearing Canadian deposit securities with defined maturities and are redeemable on demand. Due to their short-term maturity, the carrying amounts of non-restricted and restricted cash and cash equivalents (including money market funds), accounts receivable, accounts payable and accrued expenses approximate their fair values.

At the time of purchase, we classify our marketable securities as either available-for-sale securities or trading securities, depending on our intent at that time. Available-for-sale and trading securities are carried at fair value with unrealized holding gains and losses recorded within other comprehensive income or net income, respectively. Fair value is determined based on a variety of approaches as described in more detail below. The Company reviews unrealized losses associated with available-for-sale securities to determine the classification as a “temporary” or “other-than-temporary” impairment. A temporary impairment results in an unrealized loss being recorded in other comprehensive income. An impairment that is viewed as other-than-temporary is recognized in net income. The Company considers various factors in determining the classification, including the length of time and extent to which the fair value has been less than the Company’s cost basis, the financial condition and near-term prospects of the issuer or investee, and the Company’s ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

The following table presents the carrying amounts and estimated fair values of our other financial instruments at March 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2013		March 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current assets:
Guaranteed investment certificates—original maturities of three months or more	$—	$—	$49,712	$49,712
Commercial paper	—	—	14,752	14,752
Bonds	—	—	9,816	9,816
Current portion of loans receivable	—	—	30,283	30,283

	$—	$—	$104,563	$104,563

Long-term assets:
Equity securities	$2,979	$2,979	$2,396	$2,396
Loans receivable from joint venture	—	—	10,463	10,463
Other loans receivable, less current portion	—	—	8,177	8,177
Equity and cost method investments	15,654	N/A	43,752	N/A

	$18,633		$64,788

Current liabilities:
Acquisition-related contingent consideration—short-term	$3,878	$3,878	$3,877	$3,877
Current portion of 1.75% Convertible Senior Subordinated Notes Due 2015, net	345,421	372,481	351,728	375,091
Current portion of New Term Loan A Facility Due 2019	—	—	41,250	41,250
Current portion of New Term Loan B Facility Due 2021	—	—	4,250	4,250
Current portion of Term Loan A Facility Due 2018	69,375	69,375	—	—
3.25% AMS Convertible Notes due 2036	22	22	22	22
4.00% AMS Convertible Notes due 2041	111	111	106	106
Current portion of Paladin debt	—	—	4,889	4,889
Minimum Voltaren® Gel royalties due to Novartis—short-term	28,935	28,935	29,260	29,260
Other	9,000	9,000	1,000	1,000

	$456,742	$483,802	$436,382	$459,745

Long-term liabilities:
Acquisition-related contingent consideration—long-term	$869	$869	$882	$882
New Term Loan A Facility Due 2019, less current portion	—	—	1,058,750	1,058,998
New Term Loan B Facility Due 2021, less current portion	—	—	420,750	421,020
Term Loan A Facility Due 2018, less current portion	1,266,094	1,265,970	—	—
Term Loan B Facility Due 2018	60,550	60,686	—	—
7.00% Senior Notes Due 2019	500,000	536,563	500,000	540,938
7.00% Senior Notes Due 2020, net	397,200	430,500	397,279	432,500
7.25% Senior Notes Due 2022	400,000	431,750	400,000	436,750
5.75% Senior Notes Due 2022	700,000	703,500	700,000	719,250
Paladin debt, less current portion	—	—	18,867	18,867
Minimum Voltaren® Gel royalties due to Novartis—long-term	7,392	7,392	—	—
Other	8,443	8,443	7,593	7,593

	$3,340,548	$3,445,673	$3,504,121	$3,636,798

Fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Our investments in GICs, commercial paper and bonds mature throughout 2014 and 2015 and are held with highly rated financial institutions. Our investments in GICs with original maturities of more than three months are included within marketable securities in our Condensed Consolidated Balance Sheets. They are carried at the deposited value, which is a reasonable approximation of fair value, and are considered to be valued using Level 2 inputs within the fair value hierarchy. Our investments in commercial paper are based on broker quotes provided by our portfolio managers. We consider these investments to be valued using Level 2 inputs within the fair value hierarchy. Our investments in bonds consist of both corporate and Canadian government bonds and are valued using broker quotes, representing Level 2 measurements within the fair value hierarchy.

Our loans receivable at March 31, 2014 relate primarily to a $30.0 million secured debenture between Paladin and Bioniche Life Sciences Inc. (Bioniche), related to Paladin’s 2013 acquisition of certain product rights from Bioniche. The full amount of this receivable was collected in April 2014. Based on the short-term nature of this debenture, we believe the carrying amount of this receivable is a reasonable approximation of fair value. Our loans receivable at March 31, 2014 also includes loans totaling $10.5 million to our joint venture owned through our Litha Healthcare Group Limited subsidiary. The joint venture investment is further described below. The majority of this amount is secured by certain of the assets of our joint venture. We believe the carrying amount of this receivable is a reasonable approximation of fair value.

Equity securities consist of investments in the stock of publicly traded companies, the values of which are based on a quoted market prices and thus represent Level 1 measurements within the fair value hierarchy, as defined below. These securities are not held to support current operations and are therefore classified as non-current assets. Equity securities are included in marketable securities in the Condensed Consolidated Balance Sheets at March 31, 2014 and December 31, 2013.

We have various investments which we account for using the equity or cost method of accounting, including a $24.3 million joint venture investment in the Biologicals and Vaccines Institute of Southern Africa (Pty) Limited, owned through our Litha Healthcare Group Limited subsidiary, which is accounted for as an equity method investment. The fair value of the equity method and cost method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of any of our equity or cost method investments included in our Condensed Consolidated Balance Sheets at March 31, 2014 and December 31, 2013.

Acquisition-related contingent consideration is measured at fair value on a recurring basis using unobservable inputs, hence these instruments represent Level 3 measurements within the fair value hierarchy. See Recurring Fair Value Measurements below for additional information on the fair value methodology used for the acquisition-related contingent consideration.

The fair value of our 1.75% Convertible Senior Subordinated Notes (Convertible Notes) is based on an income approach, which incorporates certain inputs and assumptions, including scheduled coupon and principal payments, the conversion feature inherent in the Convertible Notes, the put feature inherent in the Convertible Notes, and share price volatility assumptions based on historic volatility of the Company’s ordinary shares and other factors. These fair value measurements are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.

The fair values of the various term loan facilities and senior notes were based on market quotes and transactions proximate to the valuation date. Based on this valuation methodology, we determined these debt instruments represent Level 2 measurements within the fair value hierarchy.

The fair values of the Minimum Voltaren® Gel royalties due to Novartis were determined using an income approach (present value technique) taking into consideration the level and timing of expected cash flows and an assumed discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The liability is currently being accreted up to the expected minimum payments, less payments made to date. We believe the carrying amount of this minimum royalty guarantee at March 31, 2014 and December 31, 2013 represents a reasonable approximation of the price that would be paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accordingly, the carrying value approximates fair value as of March 31, 2014 and December 31, 2013.

Recurring Fair Value Measurements

The Company’s financial assets and liabilities measured at fair value on a recurring basis at March 31, 2014 and December 31, 2013 were as follows (in thousands):

	Fair Value Measurements at Reporting Date using:
March 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$698,750	$—	$—	$698,750
Guaranteed investment certificates—original maturities of less than three months	—	18,815	—	18,815
Guaranteed investment certificates—original maturities of three months or more	—	49,712	—	49,712
Commercial paper	—	14,752	—	14,752
Bonds	—	9,816	—	9,816
Equity securities	2,396	—	—	2,396

Total	$701,146	$93,095	$—	$794,241

Liabilities:
Acquisition-related contingent consideration—short-term	$—	$—	$3,877	$3,877
Acquisition-related contingent consideration—long-term	—	—	882	882

Total	$—	$—	$4,759	$4,759

	Fair Value Measurements at Reporting Date using:
December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$843,390	$—	$—	$843,390
Equity securities	2,979	—	—	2,979

Total	$846,369	$—	$—	$846,369

Liabilities:
Acquisition-related contingent consideration—short-term	$—	$—	$3,878	$3,878
Acquisition-related contingent consideration—long-term	—	—	869	869

Total	$—	$—	$4,747	$4,747

Acquisition-Related Contingent Consideration

On November 30, 2010 (the Qualitest Pharmaceuticals Acquisition Date), our subsidiary Endo Pharmaceuticals Inc. (EPI) acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals), which was party to an asset purchase agreement with Teva Pharmaceutical Industries Ltd (Teva) (the Teva Agreement). Pursuant to this agreement, Qualitest Pharmaceuticals purchased certain pipeline generic products from Teva and could be obligated to pay consideration to Teva upon the achievement of certain future regulatory milestones (the Teva Contingent Consideration).

The current range of the undiscounted amounts the Company could be obligated to pay in future periods under the Teva Agreement is between zero and $7.5 million after giving effect to the first quarter 2013 payment. The Company is accounting for the Teva Contingent Consideration in the same manner as if it had entered into that arrangement with respect to its acquisition of Qualitest Pharmaceuticals. Accordingly, the fair value was estimated based on a probability-weighted discounted cash flow model (income approach). The resultant probability-weighted cash flows were then discounted using a discount rate of U.S. Prime plus 300 basis points. Using this valuation technique, the fair value of the contractual obligation to pay the Teva Contingent Consideration was determined to be approximately $4.8 million at March 31, 2014 and $4.7 million at December 31, 2013. The increase in the balance primarily relates to the changes in the fair value of the liability, primarily reflecting changes to the present value assumptions associated with our valuation model.

Fair Value Measurements Using Significant Unobservable Inputs

The following table presents changes to the Company’s financial liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2014 (in thousands):

Acquisition-related Contingent Consideration
Liabilities:
January 1, 2014	$(4,747)
Amounts (acquired) sold / (issued) settled, net	—
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	(12)

March 31, 2014	$(4,759)

The following table presents changes to the Company’s financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2013 (in thousands):

Acquisition-related Contingent Consideration
Liabilities:
January 1, 2013	$(8,924)
Amounts (acquired) sold / (issued) settled, net	5,000
Transfers in and/or (out) of Level 3	—
Changes in fair value recorded in earnings	(40)

March 31, 2013	$(3,964)

The following is a summary of available-for-sale securities held by the Company at March 31, 2014 and December 31, 2013 (in thousands):

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
March 31, 2014
Money market funds	$698,750	$—	$—	$698,750
Guaranteed investment certificates—original maturities of less than three months	18,815	—	—	18,815

Total included in cash and cash equivalents	$710,065	$—	$—	$710,065

Total included in restricted cash and cash equivalents	$7,500	$—	$—	$7,500

Guaranteed investment certificates—original maturities of three months or more	$49,712	$—	$—	$49,712
Commercial paper	14,728	24	—	14,752
Bonds	9,846	—	(30)	9,816

Total other short-term available-for-sale securities	$74,286	$24	$(30)	$74,280

Equity securities	$1,766	$630	$—	$2,396

Long-term available-for-sale securities	$1,766	$630	$—	$2,396

	Available-for-sale
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2013
Money market funds	$843,390	$—	$—	$843,390

Total included in cash and cash equivalents	$73,390	$—	$—	$73,390

Total included in restricted cash and cash equivalents	$770,000	$—	$—	$770,000

Equity securities	$1,766	$1,213	$—	$2,979

Long-term available-for-sale securities	$1,766	$1,213	$—	$2,979

At March 31, 2014, the unrealized loss positions related to our investments in commercial paper and bonds were not material, individually or in the aggregate. At March 31, 2014 and December 31, 2013, our equity securities consisted of investments in the stock of publicly traded companies. As of March 31, 2014, one investment had been in an unrealized loss position for less than twelve months and one had been in an unrealized loss position for more than twelve months. As of December 31, 2013, one investment had been in an unrealized loss position for less than twelve months and one had been in an unrealized loss position for more than twelve months. The Company does not believe the remaining unrealized losses are other-than-temporary at March 31, 2014 or December 31, 2013 primarily because the Company has both the ability and intent to hold these investments for a period of time we believe will be sufficient to recover such losses.

Note 8. Inventories

Inventories are comprised of the following at March 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2013	March 31, 2014
Raw materials	$101,790	$127,159
Work-in-process	51,100	54,133
Finished goods	221,549	282,807

Total	$374,439	$464,099

Inventory amounts in the table above are shown net of obsolescence. Our reserve for obsolescence is not material to the Condensed Consolidated Balance Sheets and therefore has not been separately disclosed.

Note 9. Goodwill and Other Intangibles

Goodwill

Changes in the carrying amount of our goodwill for the three months ended March 31, 2014 were as follows:

	Carrying Amount
	U.S. Branded Pharmaceuticals	U.S. Generic Pharmaceuticals	Devices	International Pharmaceuticals	Total Consolidated
Balance as of December 31, 2013:
Goodwill	$290,793	$275,201	$1,795,366	$—	$2,361,360
Accumulated impairment losses	—	—	(988,528)	—	(988,528)

	$290,793	$275,201	$806,838	$—	$1,372,832

Goodwill acquired during the period	—	11,611	—	2,134,565	2,146,176
Effect of currency translation	—	—	346	3,297	3,643
Goodwill impairment charges	—	—	—	—	—
Balance as of March 31, 2014:
Goodwill	290,793	286,812	1,795,712	2,137,862	4,511,179
Accumulated impairment losses	—	—	(988,528)	—	(988,528)

	$290,793	$286,812	$807,184	$2,137,862	$3,522,651

Other Intangible Assets

The following is a summary of other intangibles held by the Company at March 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2013	March 31, 2014
Indefinite-lived intangibles:
In-process research and development	$73,400	$225,600

Total indefinite-lived intangibles	$73,400	$225,600

Definite-lived intangibles:
Licenses (weighted average life of 9 years)	$587,127	$627,127
Less accumulated amortization	(357,439)	(376,938)

Licenses, net	$229,688	$250,189

Customer relationships (weighted average life of 16 years)	158,258	158,433
Less accumulated amortization	(25,574)	(28,121)

Customer relationships, net	$132,684	$130,312

Tradenames (weighted average life of 24 years)	77,000	77,000
Less accumulated amortization	(9,934)	(10,841)

Tradenames, net	$67,066	$66,159

Developed technology (weighted average life of 15 years)	1,720,428	2,376,694
Less accumulated amortization	(350,340)	(386,278)

Developed technology, net	$1,370,088	$1,990,416

Total definite-lived intangibles, net (weighted average life of 14 years)	$1,799,526	$2,437,076

Other intangibles, net	$1,872,926	$2,662,676

As of March 31, 2014, the weighted average amortization period for our definite-lived intangible assets in total was approximately 14 years.

Amortization expense for the three months ended March 31, 2014 and 2013 totaled $58.9 million and $47.4 million, respectively. Estimated amortization of intangibles for the five years subsequent to December 31, 2013 is as follows (in thousands):

2014	$197,687
2015	$236,831
2016	$212,306
2017	$186,773
2018	$186,257

Changes in the gross carrying amount of our other intangible assets for the three months ended March 31, 2014 were as follows (in thousands):

Gross Carrying Amount
December 31, 2013	$2,616,213
Aveed™ approval milestone	5,000
Paladin acquisition	676,000
Boca acquisition	165,900
Effect of currency translation	1,741

March 31, 2014	$3,464,854

The December 31, 2013 amounts above related to both the gross amount and related accumulated amortization for license intangible assets within the Other Intangible Assets summary and the total other intangible gross amount within the Gross Carrying Amount roll-forward have been revised from amounts previously disclosed. The purpose of this revision was to remove approximately $47.1 million from both the gross amount and corresponding accumulated amortization for intangible assets that were fully amortized as of December 31, 2013. These adjustments had no impact on the reported net other intangible assets and the revision did not impact the Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive (Loss) Income or Condensed Consolidated Statements of Cash Flows as of and for the year ended December 31, 2013.

Note 10. License and Collaboration Agreements

Our subsidiaries have entered into certain license, collaboration and discovery agreements with third parties for the development of pain management and other products. These agreements require our subsidiaries to share in the development costs of such products and grant marketing rights to our subsidiaries for such products.

Our subsidiaries have also licensed from universities, corporations and other similar institutions, rights to certain technologies or intellectual property, generally in the field of pain management. They are generally required to make upfront payments as well as other payments upon successful completion of regulatory or sales milestones. In addition, these agreements generally require our subsidiaries to pay royalties on sales of the products arising from these agreements. These agreements generally permit our subsidiaries to terminate the agreement with no significant continuing obligation.

For additional disclosure of our subsidiaries’ material license and collaboration agreements at December 31, 2013, refer to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Commercial Products

Novartis AG and Novartis Consumer Health, Inc.

On March 4, 2008, our subsidiary Endo Pharmaceuticals Inc. (EPI) entered into a License and Supply Agreement (the Voltaren® Gel Agreement) with and among Novartis AG and Novartis Consumer Health, Inc. (Novartis) to obtain the exclusive U.S. marketing rights for the prescription medicine Voltaren® Gel (Voltaren® Gel or the Licensed Product). Voltaren® Gel received regulatory approval in October 2007 from the U.S. Food and Drug Administration (FDA), becoming the first topical prescription treatment for use in treating pain associated with osteoarthritis and the first new product approved in the U.S. for osteoarthritis since 2001. Voltaren® Gel was granted marketing exclusivity in the U.S. as a prescription medicine until October 2010.

Under the terms of the Voltaren® Gel Agreement, which had an initial term of five years, EPI made an upfront cash payment of $85.0 million. EPI agreed to pay royalties to Novartis on annual Net Sales of the Licensed Product, subject to certain thresholds as defined in the Voltaren® Gel Agreement. In addition, EPI agreed to make certain guaranteed minimum annual royalty payments of $30.0 million per year payable in the 4th and 5th year of the Voltaren® Gel Agreement, which could be reduced under certain circumstances, including Novartis’s failure to supply the Licensed Product, subject to certain limitations including the launch of a generic to the Licensed Product in the U.S. These guaranteed minimum royalties were creditable against royalty payments on an annual basis such that EPI’s obligation with respect to each year is to pay the greater of (i) royalties payable based on annual net sales of the Licensed Product or (ii) the guaranteed minimum royalty for such Voltaren® Gel Agreement year. Novartis is also eligible to receive a one-time milestone payment of $25.0 million if annual net sales of Voltaren® Gel exceed $300.0 million in the U.S. To date, annual net sales have not exceeded this threshold and, therefore, this milestone payment has not been paid.

The $85.0 million upfront payment and the present value of the guaranteed minimum royalties was initially capitalized as an intangible asset in the amount of $129.0 million, representing the fair value of the exclusive license to market Voltaren® Gel over the initial contract term. We amortized this intangible asset into Cost of revenues over an estimated five-year useful life. Due to Novartis’s failure to supply Voltaren® Gel during the first quarter of 2012 resulting from the shutdown of its Lincoln, Nebraska manufacturing facility, EPI was not obligated to make any first quarter 2012 royalty payment, including the $7.5 million minimum royalty. Accordingly, during the first quarter of 2012, we recorded a reduction to the associated liability and a decrease in the intangible asset. Voltaren® Gel royalties incurred during the three months ended March 31, 2014 and 2013 were $7.5 million and $7.5 million, respectively, representing minimum royalties pursuant to the Voltaren® Gel Agreement.

EPI is solely responsible to commercialize the Licensed Product during the term of the Voltaren® Gel Agreement. With respect to each year during the term of the Voltaren® Gel Agreement, subject to certain limitations, EPI is required to incur a minimum amount of annual advertising and promotional expenses (A&P Expenditures) on the commercialization of the Licensed Product, which may be reduced under certain circumstances including Novartis’s failure to supply the Licensed Product. In addition, EPI is required to perform a minimum number of face-to-face one-on-one discussions with physicians and other healthcare practitioners (Details) for the purpose of promoting the Licensed Product within its approved indication during each year of the Voltaren® Gel Agreement, which may be reduced under certain circumstances including Novartis’s failure to supply the Licensed Product. Further, during the term of the Voltaren® Gel Agreement, EPI will share in the costs of certain clinical studies and development activities initiated at the request of the FDA or as considered appropriate by Novartis and EPI. On December 31, 2012, EPI and Novartis entered into an amendment to the Voltaren® Gel Agreement (the Voltaren® Gel Amendment) which reduced the minimum number of Details required to be conducted by EPI and the minimum amount of annual advertising and promotional expenses required to be spent by EPI on the commercialization of Voltaren® Gel during each remaining year of the Voltaren® Gel Agreement.

During the fifth Voltaren® Gel Agreement Year beginning on July 1, 2012 and extending through June 30, 2013, EPI agreed to spend approximately $4.5 million on A&P Expenditures. During the first renewal term year beginning on July 1, 2013 and extending through June 30, 2014, EPI agreed to spend approximately $5.9 million on A&P Expenditures. In subsequent Agreement Years, the minimum A&P Expenditures set forth in the Voltaren® Gel Agreement are determined based on a percentage of net sales of Voltaren® Gel, which may be reduced under certain circumstances, including Novartis’s failure to supply Voltaren® Gel.

Amounts incurred for such A&P Expenditures were $2.1 million and $2.1 million for the three months ended March 31, 2014 and 2013, respectively.

During the term of the Voltaren® Gel Agreement, EPI has agreed to purchase all of its requirements for the Licensed Product from Novartis. The price was fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials. The Voltaren® Gel Amendment reduced the supply price of Voltaren® Gel otherwise payable under the Agreement.

Novartis has the exclusive right, at its sole discretion, to effect a switch of the Licensed Product from a prescription product to an over-the-counter (OTC) product in the U.S. (an OTC Switch) by filing an amendment or supplement to the Licensed Product New Drug Application or taking any other action necessary or advisable in connection therewith to effect the OTC Switch, and thereafter to commercialize such OTC product. Notwithstanding the foregoing, Novartis shall not launch an OTC equivalent product prior to a time specified in the Voltaren® Gel Agreement, and Novartis shall not take any action that results in the loss of the prescription product status for the Licensed Product prior to such time. Novartis is obligated to notify EPI if it submits a filing to the FDA in respect of an OTC equivalent product. In the event that Novartis gains approval of an OTC equivalent product that results in the Licensed Product being declassified as a prescription product, then Novartis will make certain royalty payments to EPI on net sales of such OTC equivalent product in the U.S. by Novartis, its affiliates and their respective licensees or sublicensees as set forth in the Voltaren® Gel Agreement. As a condition to the payment of any and all such royalties, net sales of the Licensed Product in the U.S. must have exceeded a certain threshold prior to the launch of the OTC equivalent product by Novartis or its affiliates.

The initial term of the Voltaren® Gel Agreement expired on June 30, 2013. In December 2012, pursuant to the provisions of the Voltaren® Gel Agreement which had provided EPI with an option to extend the term of the agreement for two successive one year terms, the term was renewed for an additional one-year period. As a result, we capitalized, as an intangible asset, $21.3 million representing the present value of the guaranteed minimum royalties we expected to pay to Novartis AG over the renewal term.

The subsequent term of the Voltaren® Gel Agreement will expire on June 30, 2014. In December 2013, pursuant to the provisions of the Voltaren® Gel Agreement which had provided EPI with an option to extend the term of the agreement for a one year term, the term was renewed for an additional one-year period. As a result, we capitalized, as an intangible asset, $21.5 million, representing the present value of the guaranteed minimum royalties we expected to pay to Novartis AG over the renewal term.

The Voltaren® Gel Agreement will remain in place unless either (i) EPI provides written notice of non-renewal to the other party at least six months prior to the expiration of the first renewal term or any renewal term thereafter, (ii) Novartis provides written notice of non-renewal to the other party at least six months prior to the expiration of the second renewal term or any renewal term thereafter, or (iii) the Voltaren® Gel Agreement is otherwise terminated in accordance with its terms. Upon extension, EPI is again obligated to make certain guaranteed minimum annual royalty payments of $30.0 million per year during each successive one-year renewal term, subject to certain limitations including the launch of a generic to the Licensed Product in the U.S. These guaranteed minimum annual royalty payments may be reduced under certain circumstances, including Novartis’s failure to supply the Licensed Product. These guaranteed minimum royalties will be creditable against royalty payments on an annual basis such that EPI’s obligation with respect to each year is to pay the greater of (i) royalties payable based on annual net sales of the Licensed Product or (ii) the guaranteed minimum royalty for such Voltaren® Gel Agreement year.

Among other standard and customary termination rights granted under the Voltaren® Gel Agreement, the Voltaren® Gel Agreement can be terminated by either party upon reasonable written notice and if either party has committed a material breach that has not been remedied within 90 days from the giving of written notice. EPI may terminate the Voltaren® Gel Agreement by written notice upon the occurrence of several events, including the launch in the U.S. of a generic to the Licensed Product. Novartis may terminate the Voltaren® Gel Agreement upon reasonable written notice (1) if EPI fails to deliver a set percentage of the minimum Details in a certain six-month period under the Voltaren® Gel Agreement; or (2) on or after the launch in the U.S. of an OTC equivalent product by Novartis, its affiliates or any third party that does not result in the declassification of the Licensed Product as a prescription product, following which net sales in a six-month period under the Voltaren® Gel Agreement are less than a certain defined dollar amount.

BayerSchering

In July 2005, Indevus (now, Endo Pharmaceuticals Solutions Inc. or EPSI) licensed exclusive U.S. rights from Schering AG, Germany, now BayerSchering Pharma AG (BayerSchering) to market a long-acting injectable testosterone preparation for the treatment of male hypogonadism that we refer to as AveedTM (the BayerSchering Agreement). EPSI is responsible for the development and commercialization of AveedTM in the U.S. BayerSchering is responsible for manufacturing and supplying EPSI with finished product. As part of the BayerSchering Agreement, Indevus agreed to pay to BayerSchering up to $30.0 million in up-front, regulatory milestone, and commercialization milestone payments, including a $5.0 million payment due upon approval by the FDA to market AveedTM. Indevus also agreed to pay to BayerSchering 25% of net sales of AveedTM to cover both the cost of finished product and royalties. The BayerSchering Agreement expires on the later of the patent expiration or ten years from the first commercial sale of AveedTM.

In October 2006, Indevus entered into a supply agreement with BayerSchering pursuant to which BayerSchering agreed to manufacture and supply Indevus with all of its requirements for AveedTM for a supply price based on net sales of AveedTM. The supply price is applied against the 25% of net sales owed to BayerSchering pursuant to the

BayerSchering Agreement. The BayerSchering Agreement expires on the later of the patent expiration or ten years from the first commercial sale of AveedTM. Either party may also terminate the BayerSchering Agreement in the event of a material breach by the other party.

On March 6, 2014, we announced that the FDA approved AveedTM for the treatment of hypogonadism (commonly known as Low-T) in adult men, which is associated with a deficiency or absence of the male hormone testosterone. AveedTM became available in early March. Upon approval, EPSI became obligated to pay a milestone payment of $5.0 million to BayerSchering. The approval milestone was recorded as an intangible asset and is being amortized into cost of revenues on a straight-line basis over its estimated useful life.

Products in Development

BioDelivery Sciences International, Inc.

In January 2012, EPI signed a worldwide license and development agreement (the BioDelivery Agreement) with BioDelivery Sciences International, Inc. (BioDelivery) for the exclusive rights to develop and commercialize BEMA® Buprenorphine. BEMA® Buprenorphine is a transmucosal form of buprenorphine, a partial mu-opiate receptor agonist, which incorporates a bioerodible mucoadhesive (BEMA®) technology. BEMA® Buprenorphine is currently in Phase III trials for the treatment of moderate to severe chronic pain. EPI made an upfront payment to BioDelivery for $30.0 million, which was expensed as Research and development in the first quarter of 2012. During the first quarter of 2012, $15.0 million of additional costs were incurred related to the achievement of certain regulatory milestones and were recorded as Research and development expense. EPI paid this amount in the second quarter of 2012. During the first quarter of 2014, $10.0 million of additional milestones were incurred related to the achievement of certain clinical milestones and were recorded as Research and development expense. In the future, EPI could be obligated to pay royalties based on net sales of BEMA® Buprenorphine and commercial and regulatory milestone payments of up to approximately $125.0 million. Pursuant to its rights under the terms of the BioDelivery Agreement, BioDelivery elected in November 2013 to have a portion of the BEMA® development costs, above a certain amount, paid by EPI. Any such amounts paid by EPI shall be credited against future milestone payments, as defined in the BioDelivery Agreement. EPI may terminate the BioDelivery Agreement at any time upon six months’ written notice. Unless terminated earlier, the BioDelivery Agreement shall expire, on a country-by-country basis, upon the later to occur of 10 years from the date of first commercial sale in a particular country or the date on which the last valid claim of the applicable BioDelivery patents in a particular country has expired or been invalidated or found unenforceable.

Note 11. Debt

The following is a summary of the Company’s total indebtedness at March 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2013	March 31, 2014
1.75% Convertible Senior Subordinated Notes due 2015	$379,500	$379,500
Unamortized discount on 1.75% Convertible Senior Subordinated Notes due 2015	(34,079)	(27,772)

1.75% Convertible Senior Subordinated Notes due 2015, net	$345,421	$351,728

7.00% Senior Notes due 2019	$500,000	$500,000
7.00% Senior Notes due 2020	400,000	400,000
Unamortized initial purchaser’s discount	(2,800)	(2,721)

7.00% Senior Notes due 2020, net	$397,200	$397,279

7.25% Senior Notes due 2022	$400,000	$400,000
5.75% Senior Notes due 2022	700,000	700,000
3.25% AMS Convertible Notes due 2036	22	22
4.00% AMS Convertible Notes due 2041	111	106
New Term Loan A Facility Due 2019	—	1,100,000
New Term Loan B Facility Due 2021	—	425,000
Term Loan A Facility Due 2018	1,335,469	—
Term Loan B Facility Due 2018	60,550	—
Paladin debt	—	23,756

Total long-term debt, net	$3,738,773	$3,897,891

Less current portion, net	$414,929	$402,245

Total long-term debt, less current portion, net	$3,323,844	$3,495,646

Credit Facility

Upon closing of the Paladin acquisition on February 28, 2014, the Company entered into a new credit facility with Deutsche Bank AG New York Branch and Royal Bank of Canada and certain other lenders, which replaced Endo’s prior credit facility. The prior credit facility was terminated and canceled, with the outstanding indebtedness of $1.4 billion repaid and all liens terminated and released. The new credit facility consists of a five-year senior secured Term Loan A facility of $1.1 billion, a seven-year senior secured Term Loan B facility of $425.0 million, and a five-year revolving credit facility with an initial borrowing capacity of up to $750.0 million. The new credit facility contains an uncommitted expansion provision which permits up to $1.0 billion (or an unlimited amount if the secured leverage ratio, as defined in the new credit facility, is less than or equal to 2.75x) of additional revolving or term loan commitments from one or more of the lenders under the new credit facility or other lenders.

Under the new credit facility, $50.0 million is available for letters of credit and up to $50.0 million is available for swing line loans on same-day notice, both of which may be increased to up to $75.0 million, subject to consents as described in the new credit facility. The borrowers’ obligations under the new credit facility are guaranteed by all of Endo’s direct and indirect wholly-owned material restricted subsidiaries and secured by substantially all of the borrowers’ assets and those of the guarantors.

The new credit facility contains affirmative and negative covenants that the Company believes to be usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with the Company’s affiliates. To the best of our knowledge, as of March 31, 2014, we are in compliance with all covenants in our credit facility.

As set forth in the new credit agreement, borrowings under this credit facility incur interest at an amount equal to a rate calculated based on the type of borrowing and the Company’s leverage ratio, as defined in the new credit agreement. For the Term Loan A facility and revolving credit facility, the Company could elect to pay interest based on an adjusted London Inter-Bank Offer Rate (LIBOR) plus between 1.50% and 2.25% or an Alternate Base Rate (as defined in the new credit agreement) plus between 0.50% and 1.25%. For the Term Loan B Facility, the Company could elect to pay interest based on an adjusted LIBOR (with a floor of 0.75%) plus 2.50% or an Alternate Base Rate plus 1.50%. The Company will pay a commitment fee of between 30 to 50 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility.

In connection with our entering into the 2014 credit agreement, we incurred new debt issuance costs of approximately $27.7 million, $26.7 million of which was deferred and will be amortized over the term of the new credit agreement. The remaining debt issuance costs of $1.0 million and previously deferred debt issuance costs of $8.6 million associated with the prior credit facility were charged to expense. These expenses were included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt.

In addition, in connection with the Paladin transaction, the Company assumed approximately $23.8 million of previously existing debt entered into by Paladin’s subsidiary, Litha Healthcare Group Limited.

On December 2, 2013, following the completion of consent solicitations, Endo, certain guarantors party thereto and Wells Fargo Bank, National Association, as trustee, entered into supplemental indentures to the 2019, 2020 and 2022 Notes Indentures, providing, among other things, that the Paladin transaction will not constitute a change of control under the Indentures.

On March 26, 2013, we made a prepayment of $100.0 million on our Term Loan B facility. In accordance with the applicable accounting guidance for debt modifications and extinguishments, approximately $2.2 million of the remaining unamortized financing costs was written off in connection with this prepayment and included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt.

On March 26, 2013, we entered into an amendment and restatement agreement, pursuant to which we amended and restated our then existing credit agreement to extend its term by approximately two years and modify its covenants to provide us with greater financial and operating flexibility. Until it was replaced by the credit facility entered into in connection with the Paladin acquisition, the amended and restated agreement (the 2013 Credit Agreement) extended the maturity dates of our $500.0 million revolving credit facility and our Term Loan A facility which, at the time of the amendment and restatement, had a remaining principal balance of $1.4 billion, to March 15, 2018. The 2013 Credit Agreement provided the Company with greater flexibility under certain of its affirmative and negative covenants, including, without limitation, the designation of unrestricted subsidiaries, capital expenditures, asset sales, indebtedness and restricted payments.

The 2013 Credit Agreement kept in place the Company’s Term Loan B facility which had a maturity of June 17, 2018 and, at the time of the amendment and restatement, had a remaining principal balance of $60.6 million. The 2013 Credit Agreement also permitted additional revolving or term loan commitments up to $500.0 million (or an unlimited amount in certain circumstances) from one or more of the existing lenders or other lenders with the consent of the Administrative Agent without the need for consent from any of the existing lenders under our credit facility.

In connection with the 2013 Credit Agreement, we incurred new debt issuance costs of approximately $8.1 million, $7.6 million of which was deferred and will be amortized over the term of the 2013 Credit Agreement. The remaining $0.5 million and previously deferred debt issuance costs of $8.6 million associated with the 2011 Credit Agreement were charged to expense upon the amendment and restatement of the 2013 Credit Agreement. These expenses were included in the Condensed Consolidated Statements of Operations as a Loss on extinguishment of debt.

5.75% Senior Notes Due 2022

On December 19, 2013, we issued $700.0 million in aggregate principal amount of 5.75% Senior Notes due 2022 (the New 2022 Notes) at an issue price of par. The notes have not been registered under the Securities Act of 1933, as amended, or the Securities Act, or the securities laws of any other jurisdiction, and we have no intention to register the notes in the future. We are not required to, nor do we intend to, offer to exchange the notes for a new issue of substantially identical notes registered under the Securities Act or otherwise register the notes for resale under the Securities Act. The notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction. Accordingly, we offered the notes in the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The New 2022 Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries. Interest on the New 2022 Notes is payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014. The New 2022 Notes will mature on January 15, 2022, subject to earlier repurchase or redemption in accordance with the terms of the Indenture incorporated by reference herein. We received proceeds of $700.0 million from the issuance. Costs associated with this offering, including costs related to investment bankers, of $12.8 million were deferred and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.

At December 31, 2013, the proceeds of the issuance of the New 2022 Notes were restricted and held in escrow and were not able to be utilized by the Company until the Paladin transaction closed. These proceeds were released upon the closing of the Paladin transaction on February 28, 2014.

1.75% Convertible Senior Subordinated Notes Due 2015

At March 31, 2014, our indebtedness included $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the Convertible Notes). The Convertible Notes became convertible at the option of holders beginning October 1, 2013. The conversion right was triggered on September 17, 2013, when the closing sale price of the Company’s stock on the NASDAQ Stock Exchange exceeded $37.96 (130% of the conversion price of $29.20) for the 20th trading day in the 30 consecutive trading days ending on September 30, 2013 and the Convertible Notes remain convertible at March 31, 2014. We are permitted to deliver cash, ordinary shares or a combination of cash and shares, at our election, to satisfy any future conversions of the Convertible Notes. It is our current intention to settle the principal amount of any conversion consideration in cash. Holders of the Convertible Notes may also surrender their notes for conversion after October 15, 2014 at any time prior to the close of business on the second business day immediately preceding the stated maturity date. Accordingly, the Company will treat the Convertible Notes as short-term in nature hereafter. In the event that a holder exercises the right to convert his Convertible Notes, the Company will write-off a ratable portion of the associated debt issuance costs. There have been no conversions as of the date of this filing.

Concurrently with the issuance of the Convertible Notes, we entered into a privately negotiated convertible note hedge transaction with affiliates of the initial purchasers. Pursuant to the hedge transaction we purchased ordinary share call options intended to reduce the potential dilution to our ordinary shares upon conversion of the Convertible Notes by effectively increasing the initial conversion price of the Convertible Notes to $40.00 per share, representing a 61.1% conversion premium over the closing price of our ordinary shares on April 9, 2008 of $24.85 per share. The call options allow us to purchase up to approximately 13.0 million shares of our ordinary shares at an initial strike price of $29.20 per share. The call options expire on April 15, 2015 and must be net-share settled. The cost of the call option was approximately $107.6 million. In addition, we sold warrants to affiliates of certain of the initial purchasers whereby they have the option to purchase up to approximately 13.0 million shares of our ordinary shares at an initial strike price of $40.00 per share. The warrants expire on various dates from July 14, 2015 through October 6, 2015 and must be net-share settled. We received approximately $50.4 million in cash proceeds from the sale of these warrants. The warrant transaction could have a dilutive effect on our net income per share to the extent that the price of our ordinary shares exceeds the strike price of the warrants at exercise.

Other than as described above, there have been no material changes to our other indebtedness from what was disclosed in EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Note 12. Commitments and Contingencies

Manufacturing, Supply and Other Service Agreements

Our subsidiaries contract with various third party manufacturers, suppliers and service providers to provide raw materials used in our subsidiaries’ products and semi-finished and finished goods, as well as certain packaging and labeling services. The most significant of these agreements are with Novartis Consumer Health, Inc. and Novartis AG (collectively, Novartis), Teikoku Seiyaku Co., Ltd., Noramco, Inc., Grünenthal GmbH, Sharp Corporation, and UPS Supply Chain Solutions, Inc. If, for any reason, our subsidiaries are unable to obtain sufficient quantities of any of the finished goods or raw materials or components required for their products or services needed to conduct their business, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition to the manufacturing and supply agreements described above, our subsidiaries have agreements with various companies for clinical development services. Although we have no reason to believe that the parties to these agreements will not meet their obligations, failure by any of these third parties to honor their contractual obligations may have a materially adverse effect on our business, financial condition, results of operations and cash flows.

For additional discussion of our material manufacturing, supply and other service agreements at December 31, 2013, refer to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014.

Novartis License and Supply Agreement

Pursuant to the March 2008 Voltaren® Gel License and Supply Agreement (the Voltaren® Gel Agreement) with Novartis AG and Novartis Consumer Health, Inc., which is described further in Note 10. License and Collaboration Agreements, our Endo Pharmaceuticals Inc. (EPI) subsidiary has agreed to purchase from Novartis all of its requirements for Voltaren® Gel during the entire term of the Voltaren® Gel Agreement. The price of product purchased under the Voltaren® Gel Agreement is fixed for the first year and subject to annual changes based upon changes in the producer price index and raw materials.

Teikoku Seiyaku Co., Ltd.

Under the terms of EPI’s agreement (the Teikoku Agreement) with Teikoku Seiyaku Co. Ltd. (Teikoku), a Japanese manufacturer, Teikoku manufactures Lidoderm® at its two Japanese facilities, located on adjacent properties, for commercial sale by EPI in the U.S. EPI also has an option to extend the supply area to other territories. On April 24, 2007, EPI amended the Teikoku agreement (the Amended Agreement). The material components of the Amended Agreement are as follows:

•	EPI agreed to purchase a minimum number of patches per year through 2012, representing the noncancelable portion of the Amended Agreement.

•	Teikoku agreed to fix the supply price of Lidoderm® for a period of time after which the price will be adjusted at future dates certain based on a price index defined in the Amended Agreement. The minimum purchase requirement shall remain in effect subsequent to 2012. EPI met its minimum purchase requirement for 2013.

•	Following cessation of EPI’s obligation to pay royalties to Hind Healthcare Inc. (Hind) under the Sole and Exclusive License Agreement dated as of November 23, 1998, as amended, between Hind and EPI (the Hind Agreement), EPI began to pay to Teikoku annual royalties based on annual net sales of Lidoderm®.

•	The Amended Agreement will expire on December 31, 2021, unless terminated in accordance with its terms. Either party may terminate the Teikoku Agreement, upon 30 days’ written notice, in the event that EPI fails to purchase the annual minimum quantity for each year after 2012 (e.g., 2013 through 2021). Notwithstanding the foregoing, after December 31, 2021, the Amended Agreement shall be automatically renewed on the first day of January each year unless (i) EPI and Teikoku agree to terminate the Amended Agreement upon mutual written agreement or (ii) either EPI or Teikoku terminates the Amended Agreement with 180-day written notice to the other party, which notice shall not in any event be effective prior to July 1, 2022.

•	EPI is the exclusive licensee for any authorized generic for Lidoderm®.

On January 6, 2010, the parties amended the Teikoku Agreement, effective December 16, 2009. Pursuant to the amendment, Teikoku has agreed to supply Lidoderm® at a fixed price for a period of time after which the price will be adjusted at certain future dates based on a price index defined in the amendment.

Effective November 1, 2010, the parties again amended the Teikoku Agreement. Pursuant to this amendment, Teikoku agreed to supply certain quantities of additional Lidoderm® at no cost to EPI in each of 2011, 2012 and 2013 in the event EPI’s firm orders of Lidoderm® exceeded certain thresholds in those years.

On November 23, 2011, EPI’s obligation to pay royalties to Hind under the Hind Agreement ceased. Accordingly, on November 23, 2011, pursuant to the terms of the Teikoku Agreement, EPI began to incur royalties to Teikoku based on annual net sales of Lidoderm®. The royalty rate is 6% of branded Lidoderm® net sales. During the three months ended March 31, 2014 and 2013, we recorded $1.8 million and $11.0 million for these royalties to Teikoku, respectively. These amounts were included in our Condensed Consolidated Statements of Operations as Cost of revenues. At March 31, 2014, $1.8 million is recorded as a royalty payable and included in Accounts payable in the accompanying Condensed Consolidated Balance Sheets.

On August 3, 2012, Teikoku agreed to provide to EPI, at a discount, any branded Lidoderm® product that was required to be provided to the wholesaler affiliate of Watson Laboratories, Inc. (now doing business as Actavis, Inc. and referred to herein as Watson or Actavis) pursuant to the Watson Settlement Agreement (discussed in the “Legal Proceedings” Section below). The discount was equal to a 50% reduction to the regular prices that EPI would otherwise have been obligated to pay for this product.

Grünenthal GMBH (Grünenthal)

Under the terms of EPI’s December 2007 License, Development and Supply Agreement with Grünenthal (the Grünenthal Agreement), Grünenthal agreed to manufacture and supply to EPI a crush-resistant formulation of Opana® ER based on a supply price equal to a certain percentage of net sales of Opana® ER, subject to a floor price. In the first quarter of 2012, we began production of the crush-resistant formulation of Opana® ER at a third party manufacturing facility managed by Grünenthal. The Grünenthal Agreement will expire on the later of (i) the 15th anniversary of the date of first commercial sale of the product, (ii) the expiration of the last issued patent in the territory claiming or covering products or (iii) the expiration of exclusivity granted by the FDA for the last product developed under the Grünenthal Agreement. Effective December 19, 2012, EPI and Grünenthal amended the Grünenthal Agreement whereby EPI became responsible for the planning of packaging of finished product and certain other routine packaging quality obligations and Grünenthal agreed to reimburse EPI for the third-party costs incurred related to packaging as well as pay EPI a periodic packaging fee. The amendment also changed certain of the terms with respect to the floor price required to be paid by EPI in consideration for product supplied by Grünenthal. On February 18, 2014, EPI and Grünenthal amended the Grünenthal Agreement to define the responsibilities of the parties for certain additional clinical work to be performed for Opana ER.

EPI’s license and supply payments made to Grünenthal pursuant to the Grünenthal Agreement are recorded in Cost of revenues in our Condensed Consolidated Financial Statements and must be paid in U.S. dollars within 45 days after each calendar quarter. We incurred $7.8 million and $8.2 million for the three months ended March 31, 2014 and 2013, respectively.

UPS Supply Chain Solutions

Under the terms of this agreement, EPI utilizes UPS Supply Chain Solutions (UPS) to provide customer service support and warehouse, freight and distribution services for certain of its products in the U.S. The initial term of the agreement extends through March 31, 2015. The agreement may be terminated by either EPI or UPS (1) without cause upon prior written notice to the other party; (2) with cause in the event of an uncured material breach by the other party; and (3) if the other party become insolvent or bankrupt. In the event of termination of services provided under the Warehouse Distribution Services Schedule to the agreement (i) by EPI without cause or (ii) by UPS due to EPI’s breach, failure by EPI to make payments when due, or EPI’s insolvency, EPI would be required to pay UPS certain termination costs. Such termination costs would not be material to the Company’s Condensed Consolidated Statements of Operations. On February 21, 2012, EPI amended this agreement to provide for a reduced pricing structure, which includes new monthly fees, new variable fees and new termination fees. On August 16, 2013, EPI further amended this agreement to add another mode of transport permissible under the agreement.

Milestones and Royalties

Our subsidiaries have entered into certain other license and collaboration agreements which include provisions for potential milestones and royalties. Refer to Note 10. License and Collaboration Agreements and to EHSI’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 3, 2014, for additional discussion of future milestone and royalty commitments pursuant to our acquisitions, license and collaboration agreements.

Employment Agreements

We, and in some cases certain of our subsidiaries, have entered into employment agreements with certain members of management.

Research Contracts

Our subsidiaries routinely contract with universities, medical centers, contract research organizations and other institutions for the conduct of research and clinical studies on their behalf. These agreements are generally for the duration of the contracted study and contain provisions that allow our subsidiaries to terminate prior to completion.

Legal Proceedings

We and certain of our subsidiaries are involved in various claims, legal proceedings and governmental investigations that arise from time to time in the ordinary course of our business, including relating to product liability, intellectual property, regulatory compliance and commercial matters. While we cannot predict the outcome of these ongoing legal proceedings and we and our subsidiaries intend to defend vigorously our and their position, an adverse outcome in any of these proceedings could have a material adverse effect on our current and future financial position, results of operations and cash flows.

In view of the inherent difficulty of predicting the outcome of these various claims, legal proceedings and governmental investigations, particularly where there are many claimants, each with their own unique circumstances that give rise to their alleged claims, and the claimants seek indeterminate damages and particularly given the various stages of our proceedings, unless specified otherwise below, we and our subsidiaries are unable to predict the outcome of these matters or the ultimate legal and financial liability, and at this time cannot reasonably estimate the possible loss or range of loss. Accordingly, there are claims, legal proceedings and governmental investigations in which we and certain of our subsidiaries are involved where a loss is reasonably possible in future periods and for which we have not accrued a related liability. In addition, it is reasonably possible that a future loss could exceed the related accrued liability and could have a material adverse effect on our current and future financial position, results of operations and cash flows.

Product Liability

We and certain of our subsidiaries have been named as defendants in numerous lawsuits in various federal and state courts, as well as in Canada and other countries outside the United States, alleging personal injury resulting from the use of certain of our products and the products of our subsidiaries. These matters are described in more detail below.

The Company believes that certain settlements and judgments, as well as legal defense costs, relating to product liability matters are or may be covered in whole or in part under its product liability insurance policies with a limited number of insurance carriers. In certain circumstances, insurance carriers reserve their rights with respect to coverage, or contest or deny coverage. The Company and its subsidiaries intend to contest vigorously all such disputes with respect to their insurance coverage and to enforce their rights under the terms of these insurance policies, and accordingly, the Company will record receivables with respect to amounts due under these policies, only when the resolution of any dispute has been reached and realization of the potential claim for recovery is considered probable. Amounts recovered under the Company’s product liability insurance policies may be less than the stated coverage limits and may not be adequate to cover damages and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims or that coverage will otherwise be available.

Vaginal Mesh Cases.    On October 20, 2008, the FDA issued a Public Health Notification regarding potential complications associated with transvaginal placement of surgical mesh to treat pelvic organ prolapse (POP) and stress urinary incontinence (SUI). The notification provides recommendations and encourages physicians to seek specialized training in mesh procedures, to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications.

In July 2011, the FDA issued an update to the October 2008 Public Health Notification regarding mesh to further advise the public and the medical community of the potential complications associated with transvaginal placement of surgical mesh to treat POP and SUI. In this July 2011 update, the FDA maintained that adverse events are not rare, as previously reported, and questioned the relative effectiveness of transvaginal mesh as a treatment for POP as compared to non-mesh surgical repair. The July 2011 notification continued to encourage physicians to seek specialized training in mesh procedures, to consider and to advise their patients about the risks associated with these procedures and to be diligent in diagnosing and reporting complications. The FDA also convened an advisory panel which met on September 8-9, 2011 to further address the safety and effectiveness of transvaginal surgical mesh used to treat POP and SUI. At the conclusion of the meetings, the advisory panel recommended reclassifying transvaginal mesh products used to treat POP to Class III devices (premarket approval) and recommended that manufacturers of these products be required to conduct additional post-market surveillance studies. The advisory panel recommended that transvaginal surgical mesh products used to treat SUI remain as Class II devices. Regarding retropubic and transobturator (TOT) slings, the advisory panel recommended that no additional post-market surveillance studies are necessary. Regarding mini-slings, the advisory panel recommended premarket studies for new devices and additional post-market surveillance studies.

On January 3, 2012, the FDA ordered manufacturers of transvaginal surgical mesh used for POP and of single incision mini-slings for urinary incontinence, such as our subsidiary AMS, to conduct post-market safety studies and to monitor adverse event rates relating to the use of these products. AMS received a total of nineteen class-wide post-market study orders regarding its pelvic floor repair and mini-sling products; however, the FDA agreed to place sixteen of these study orders on hold for a variety of reasons. Three of these post-market study orders remain active and AMS is continuing the process of complying with these orders. In these orders, the FDA also noted that it is still considering the recommendation of the September 9, 2011 advisory committee that urogynecological surgical mesh for transvaginal repair of POP be reclassified from Class II to Class III.

On April 29, 2014, the FDA issued a statement proposing to reclassify surgical mesh for transvaginal pelvic organ prolapse repair from Class II to Class III. Further, the FDA proposed to reclassify urogynecologic surgical mesh instrumentation from class I to class II, and to establish special controls for surgical instrumentation for use with urogynecologic surgical mesh. The FDA stated that it was proposing these changes based on the tentative determination that general controls by themselves are insufficient to provide reasonable assurance of the safety and effectiveness of these devices. This proposal is subject to a 90 day comment period.

Since 2008, AMS, and more recently, in certain cases the Company or certain of its subsidiaries, have been named as defendants in multiple lawsuits in various federal and state courts, as well as in Canada and Scotland, alleging personal injury resulting from the use of transvaginal surgical mesh products designed to treat POP and SUI. Plaintiffs in these suits allege various personal injuries including chronic pain, incontinence and inability to control bowel function and permanent deformities. On February 7, 2012, a multidistrict litigation (MDL) was formed, and cases pending in federal courts are now consolidated in the Southern District of West Virginia as part of MDL No. 2325. Similar cases in various state courts around the country are also currently pending. As of April 25, 2014, approximately 23,500 filed mesh cases are currently pending against AMS and/or the Company or certain of its subsidiaries, some of which may have been filed on behalf of multiple plaintiffs. In addition, other cases have been served upon AMS pursuant to a tolling agreement order issued in the MDL in May 2013. Any complaint properly served on AMS from the effective date of that order on May 15, 2013 through October 1, 2013, and ultimately filed with the court by February 14, 2014 is deemed filed as of the service date. Some of these cases served pursuant to the tolling agreement have been timely filed with the court. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. The majority of the currently pending cases are in the MDL. The Company cannot predict the ultimate number of cases to be filed against it with certainty and we expect that more cases may be filed in subsequent periods.

On June 14, 2013, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants entered into a definitive Master Settlement Agreement (the June 2013 MSA) regarding a set inventory of filed and unfiled mesh cases handled or controlled by the participating counsel. The June 2013 MSA was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by the Company or AMS. Under the terms of the June 2013 MSA, AMS paid $54.5 million in July 2013 into a settlement fund held in escrow by a mutually agreed upon escrow agent. The June 2013 MSA establishes a claims administration process that includes guidelines and procedures for administering the settlement. Distribution of funds to any individual is conditioned upon a full release and a dismissal with prejudice of the entire action or claim as to all AMS parties and affiliates. Prior to receiving an award, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel. The Company has agreed with plaintiffs’ counsel involved in this settlement that a sufficient number of releases have been submitted to permit the parties to proceed with a distribution of funds from the escrow. Accordingly, approximately $43.0 million was released from the escrow fund during the fourth quarter of 2013. Following the receipt of certain additional releases, approximately $3.1 million was released from the escrow fund during the first quarter of 2014. The remaining $8.4 million settlement fund held in escrow is included in Prepaid expenses and other current assets in the Condensed Consolidated Balance Sheets.

On April 30, 2014, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants entered into various agreements in principle regarding settling up to approximately 20,000 filed and unfiled mesh cases handled or controlled by the participating counsel, which are separate and distinct from the counsel participating in the June 14, 2013 Master Settlement Agreement described above. These agreements in principle were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault by the Company or AMS. Under the terms of these agreements, AMS has agreed to pay up to a total of $830.0 million, of which approximately $600 million is expected to paid by March 31, 2015 and is classified as Accrued expenses in the March 31, 2014 Condensed Consolidated Balance Sheet, with the remainder to be paid over time. On June 12, 2014, AMS agreed to resolve an additional approximately 1,700 mesh claims as part of the inventory of one of the plaintiffs’ counsel with whom an agreement in principle was announced on April 30, 2014. With these additional claims, AMS has agreed to pay up to a total of approximately $898.0 million, of which approximately

$674.0 million is expected to be paid by March 31, 2015. These settlements, including the additional approximately 1,700 claims, are subject to a process that includes guidelines and procedures for administering the settlements and the release of funds. An essential element of these settlements will be participation by the vast majority of claims represented by each law firm. If certain participation thresholds are not met, then AMS will have the right to terminate the settlement with that particular law firm. To the extent fewer than all claims participate, the total settlement payment will be reduced by an agreed-upon amount for each such non-participating claim.

Distribution of funds to any individual claimant is conditioned upon a full release and a dismissal of the entire action or claim as to all AMS parties and affiliates. Prior to receiving an award, an individual claimant shall represent and warrant that liens, assignment rights, or other claims that are identified in the claims administration process have been or will be satisfied by the individual claimant. The amount of settlement awards to participating claimants, the claims evaluation process and procedures used in conjunction with award distributions, and the negotiations leading to the settlement shall be kept confidential by all parties and their counsel.

At March 31, 2014, the Company’s product liability accrual totaled $1.14 billion for all known pending and estimated future claims related to vaginal mesh cases, including cases subject to the various settlement agreements in principle announced on April 30, 2014, those claims added on June 12, 2014, and those covered under the June 2013 MSA. The increase in our reserve reflects management’s ongoing assessment of our product liability portfolio, including the vaginal mesh cases, the status of the company’s ongoing settlement discussions related to the remaining cases included in the vaginal mesh litigation, the complex nature associated with this type of litigation and the inherent uncertainty as to the costs of resolving the remainder of the mesh litigation. The increases to this accrual of $626.2 million and $67.8 million during the three months ended March 31, 2014 and 2013, respectively, were recorded in our Consolidated Statements of Operations as Litigation-related and other contingencies.

Although the Company believes there is a reasonable possibility that a loss in excess of the amount recognized exists, we are unable to estimate the possible loss or range of loss in excess of the amount recognized at this time. In most product liability litigations of this nature, plaintiffs allege a wide variety of claims, ranging from allegations of serious injury caused by the products to efforts to obtain compensation notwithstanding the absence of any significant injury. Given the wide range of alleged injuries and the early stage of this litigation, as evidenced in part by the fact that AMS has not yet received or had the opportunity to review complete information regarding all plaintiffs and their medical conditions, the Company and AMS are unable to fully evaluate the remaining claims at this time.

AMS and the Company intend to contest vigorously all currently remaining pending cases and any future cases that may be brought, if any, and to continue to explore other options as appropriate in the best interests of the Company and AMS. However, it is not possible at this time to determine with certainty the ultimate outcome of these matters or the effect of potential future claims. We will continue to monitor each related legal claim and adjust the accrual for new information and further developments. Nevertheless, we believe it is possible that the outcomes of such cases could result in losses in excess of insurance reimbursement levels that could have a material adverse effect on our business, financial condition, results of operations and cash flows. As of March 31, 2014, no insurance recoveries for these matters have been recorded.

In addition, we have been contacted regarding a civil investigation that has been initiated by a number of state attorneys general into mesh products, including transvaginal surgical mesh products designed to treat POP and SUI. In November 2013, we received a subpoena relating to this investigation from the state of California, and have subsequently received additional subpoenas from other states. We are cooperating fully with this investigation. At this time, we cannot predict or determine the outcome of this investigation or reasonably estimate the amount or range of amounts of fines or penalties, if any, that might result from a settlement or an adverse outcome from this investigation.

Other Product Liability Litigation

MCP Cases.    Qualitest Pharmaceuticals, and in certain cases the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits in various federal and state courts alleging personal injury resulting from the use of the prescription medicine metoclopramide. Plaintiffs in these suits allege various personal injuries including tardive dyskinesia, other movement disorders and death. Qualitest Pharmaceuticals and the Company intend to contest all of these cases vigorously and to explore other options as appropriate in the best interests of the Company and Qualitest Pharmaceuticals. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest Pharmaceuticals with respect to metoclopramide litigation arising out of the sales of the product by Qualitest Pharmaceuticals between January 1, 2006 and November 30, 2010, the date on which the acquisition was completed, subject to an overall liability cap for all claims arising out of or related to the acquisition, including the claims described above. As of May 2, 2014, approximately 600 MCP cases, some of which may have been filed on behalf of multiple plaintiffs, are currently pending against Qualitest Pharmaceuticals and/or the Company.

Propoxyphene Cases.    Qualitest Pharmaceuticals and, in certain cases, the Company or certain of its subsidiaries, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits originally filed in various federal and state courts alleging personal injury resulting from the use of prescription pain medicines containing propoxyphene. Plaintiffs in these suits allege various personal injuries including cardiac impairment, damage and death. In August 2011, a multidistrict litigation (MDL) was formed, and certain transferable cases pending in federal court were coordinated in the Eastern District of Kentucky as part of MDL No. 2226. On March 5, 2012 and June 22, 2012, pursuant to a standing show cause order, the MDL Judge dismissed with prejudice certain claims against generic manufacturers, including Qualitest Pharmaceuticals and the Company. Certain plaintiffs have appealed those decisions to the U.S. Court of Appeals for the Sixth Circuit. A consolidated appeal is pending before the Sixth Circuit in certain of these cases. In November 2012, additional cases were filed in various California state courts, and removed to corresponding federal courts. Many of these cases have already been remanded, although appeals are being pursued. A coordinated proceeding was formed in Los Angeles. Qualitest Pharmaceuticals and the Company intend to contest all of these cases vigorously and to explore other options as appropriate in the best interests of the Company and Qualitest Pharmaceuticals. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any additional litigation will be brought against the Company or its subsidiaries. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest Pharmaceuticals with respect to propoxyphene litigation arising out of the sales of the product by Qualitest Pharmaceuticals between January 1, 2006 and November 30, 2010, the date on which the acquisition was completed, subject to an overall liability cap for all claims arising out of or related to the acquisition, including the claims described above. As of May 2, 2014, approximately 40 propoxyphene cases, some of which may have been filed on behalf of multiple plaintiffs, are currently pending against Qualitest Pharmaceuticals and/or the Company. There are also approximately 75 propoxyphene cases that were previously dismissed against the Company and that are now on appeal to the Sixth Circuit.

The Company and Qualitest Pharmaceuticals have not recorded any losses associated with the MCP or Propoxyphene cases to date. While we cannot predict the outcome of these legal proceedings, we do not believe an adverse outcome would have a material adverse effect on our current and future financial position, results of operations and cash flows.

Testosterone Cases.    EPI, along with other pharmaceutical manufacturers, has been named in lawsuits alleging personal injury resulting from the use of prescription medications containing testosterone, including Fortesta. Plaintiffs in these suits allege various personal injuries including pulmonary embolism, stroke, and other vascular issues. In June 2014, a multidistrict litigation (MDL) was formed to include claims involving all testosterone replacement therapies filed against EPI and all other manufacturers of such products, and certain transferable cases pending in federal court were coordinated in the Northern District of Illinois as part of MDL No.2545. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions, and cases brought in federal court will be transferred to the Northern District of Illinois as tag-along actions to MDL 2545. However, we cannot predict the timing or outcome of any such litigation, or whether any such additional litigation will be brought against the Company or EPI, but EPI intends to contest the litigation vigorously and to explore all options as appropriate in the best interests of EPI and the Company.

Department of Health and Human Services Subpoena and Related Matters

As previously reported, in January 2007 and April 2011, the Company received subpoenas issued by HHS, OIG and the United States Department of Justice (DOJ), respectively. The subpoenas requested documents relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm®.

On February 21, 2014, the Company executed agreements with the HHS-OIG and DOJ to resolve potential claims for a total of approximately $193 million. Of that amount, Endo agreed to pay $171.8 million plus interest to settle civil claims under the Federal False Claims Act for federal healthcare payments under the Medicare, TRICARE, Veterans Administration, Federal Employee Health Care Benefits, and Federal employee workers compensation programs and for federal and state payments under State Medicaid programs. Endo agreed to pay $20.8 million to resolve criminal claims made by the Department of Justice. As part of the settlement, Endo entered a Deferred Prosecution Agreement to resolve the criminal claims and entered a Corporate Integrity Agreement with HHS-OIG. These payments were made in February 2014.

In September 2013, the State of Louisiana filed a Petition for Civil Penalties and Damages against the Company and its subsidiary, EPI in the Nineteenth Judicial District for the Parish of East Baton Rouge alleging that EPI and the Company engaged in unlawful marketing of Lidoderm® in the State of Louisiana. See State of Louisiana v. Endo Pharmaceuticals, Inc. et al., C624672 (19th Jud. Dist. La.). The State seeks civil fines, civil monetary penalties, damages, injunctive relief, attorneys’ fees and costs under various causes of action. Without admitting liability or wrongdoing, in February 2014, EPI and the State of Louisiana reached an agreement to resolve this case for a total of $1.4 million plus attorney’s fees.

As previously reported, EPI is in the process of responding to a Civil Investigative Demand issued by the State of Texas relating to Lidoderm® (lidocaine patch 5%), focused primarily on the sale, marketing and promotion of Lidoderm® in Texas. EPI and the Company are cooperating with the State’s investigation. At this time, the Company cannot predict or determine the outcome of this matter or reasonably estimate the amount or range of amounts of fines and penalties, if any, that might result from an adverse outcome but will explore all options as appropriate in the best interests of EPI and the Company.

Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or its subsidiaries.

Qualitest Pharmaceuticals Civil Investigative Demands

In April 2013, the Company’s subsidiaries, EPI and Qualitest, received Civil Investigative Demands (CIDs) from the U.S. Attorney’s Office for the Southern District of New York. The CIDs request documents and information regarding the manufacture and sale of chewable fluoride tablets and other products sold by Qualitest. EPI and Qualitest are cooperating with the government’s investigation. At this time, EPI and Qualitest cannot predict or determine the outcome of this matter or reasonably estimate the amount or range of amounts of fines and penalties, if any, that might result from an adverse outcome but will explore all options as appropriate in the best interests of EPI and the Company.

Unapproved Drug Litigation

In September 2013, the State of Louisiana filed a Petition for Damages against EPI, Qualitest and Boca and over 50 other pharmaceutical companies alleging the defendants or their subsidiaries marketed products that were not approved by the FDA. See State of Louisiana v. Abbott Laboratories, Inc., et al., C624522 (19th Jud. Dist. La.). The State of Louisiana seeks damages, fines, penalties, attorneys’ fees and costs under various causes of action.

EPI, Qualitest and Boca intend to contest the above case vigorously and to explore other options as appropriate in the best interests of the Company, EPI, Qualitest and Boca. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or its subsidiaries.

Opioid-Related Litigations, Subpoenas and Document Requests

In March 2013, the Company received an Investigative Subpoena from the Corporation Counsel for the City of Chicago seeking documents and information regarding the sales and marketing of opioids, including Opana®. Following discussion with the Company, in May 2013, the Corporation Counsel for the city of Chicago served the Company with a revised Investigative Subpoena seeking the same documents and information. In June 2014, Corporation Counsel for the City of Chicago filed suit in Illinois state court against multiple defendants, including the Company, for alleged violations of city ordinances and other laws relating to defendants’ alleged opioid sales and marketing practices. On June 12, 2014, the case was removed to the Federal District Court, Northern District of Illinois. Plaintiff seeks declaratory relief, restitution, civil penalties (including treble damages), an injunction, and attorneys’ fees and costs.

In May 2014, a lawsuit was filed in California Superior Court (Orange County) by the People of the State of California, acting by and through County Counsel for Santa Clara County and the Orange County District Attorney, against multiple defendants, including the Company. The complaint was amended on June 9, 2014, to include allegations against EPI, among other changes. The amended complaint asserts violations of California’s statutory Unfair Competition and False Advertising laws, as well as asserting a claim for public nuisance, based on alleged misrepresentations in connection with sales and marketing of opioids, including Opana®. Plaintiff seeks declaratory relief, restitution, civil penalties (including treble damages), abatement, an injunction, and attorneys’ fees and costs.

In September 2013, the Company received a subpoena from the State of New York Office of Attorney General seeking documents and information regarding the sales and marketing of Opana®. In January 2014, the Company received a set of informal document requests from the Office of the United States Attorney for the Eastern District of Pennsylvania seeking documents and information regarding the sales and marketing of Opana® ER.

The Company is cooperating with the State of New York Office of Attorney General and the Office of the United States Attorney for the Eastern District of Pennsylvania in their respective investigations. With respect to both the litigations brought on behalf of the City of Chicago and the People of the State of California litigations, the Company intends to contest those matters vigorously and to explore all options as appropriate in the best interests of the Company. At this time, the Company cannot predict the outcome of and of these investigations or litigations or reasonably estimate the amount or range of amounts of fines and penalties restitution, or other type of relief, if any, that might result from any adverse outcome but will explore all options as appropriate in the best interests of EPI and the Company.

Antitrust Litigation and Investigation

Multiple direct and indirect purchasers of Lidoderm® have filed a number of cases against EPI and co-defendants Teikoku Seiyaku Col, LTD, Teikoku Pharma USA, Inc. (collectively Teikoku) and Actavis plc., f/k/a as Watson Pharmaceuticals, Inc., and a number of its subsidiaries (collectively Actavis). The complaints in these cases generally allege that Endo, Teikoku and Actavis entered into an anticompetitive conspiracy to restrain trade through the settlement of patent infringement litigation concerning U.S. Patent No. 5,827,529 (the ’529 patent). Some of the complaints also allege that Teikoku wrongfully listed the ‘529 patent in the Orange Book as related to Lidoderm®, that Endo and Teikoku commenced sham patent litigation against Actavis and that Endo abused the FDA citizen petition process by filing a citizen petition and amendments solely to interfere with generic companies’ efforts to obtain FDA approval of their versions of Lidoderm®. The cases allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2) and various state antitrust and consumer protection statutes. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees.

The United States Judicial Panel on Multidistrict Litigation, pursuant to 28 U.S.C. § 1407, issued an order on April 3, 2014, transferring these cases as In Re Lidoderm Antitrust Litigation, MDL No. 2521, to the U.S. District Court for the Northern District of California for coordinated or consolidated pretrial proceedings before Judge William H. Orrick. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions, and cases brought in federal court will be transferred to the Northern District of California as tag-along actions to In Re Lidoderm Antitrust Litigation. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or EPI.

Multiple direct and indirect purchasers of Opana® ER have filed cases against EHSI, EPI, Penwest Pharmaceuticals Co., and Impax Laboratories Inc in multiple federal courts. These cases generally allege that the agreement reached by EPI and Impax to settle patent infringement litigation concerning multiple patents pertaining to Opana® ER and EPI’s introduction of the re-formulation of Opana® ER violated antitrust laws. The complaints allege violations of Sections 1 and 2 of the Sherman Act (15 U.S.C. §§ 1, 2), various state antitrust and consumer protection statutes, as well as state common law. These cases generally seek damages, treble damages, disgorgement of profits, restitution, injunctive relief and attorneys’ fees, and some allege that they will seek to represent classes of direct and indirect purchasers of Opana® ER. Litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against the Company or EPI.

At this time, the Company cannot predict the outcome of either the antitrust litigation involving Opana or Lidoderm or reasonably estimate the amount or range of amounts of fines, penalties, restitution, or other type of relief, if any, that might result from any adverse outcome, but the Company intends to contest the litigation vigorously and to explore all options as appropriate in the best interests of EPI and the Company.

On February 25, 2014, the Company’s subsidiary, EPI received a Civil Investigative Demand (the February 25 CID) from the United States Federal Trade Commission (the FTC). The FTC issued a second Civil Investigative Demand to EPI on March 25, 2014 (the March 25 CID). The February 25 CID requests documents and information concerning EPI’s Settlement Agreements with Actavis and Impax of the Opana® ER patent litigation and its Settlement Agreement with Actavis of the Lidoderm® patent litigation, as well as information concerning the marketing and sales of Opana® ER and Lidoderm®. The March 25 CID requests documents and information concerning EPI’s acquisition of U.S. Patent No. 7,852,482 (the ‘482 patent), as well as additional information concerning certain litigation relating to, and the marketing and sales of Opana® ER. EPI intends to fully cooperate with the FTC’s investigation. At this time, EPI cannot predict or determine the outcome of this investigation or reasonably estimate the amount or range of amounts of fines and penalties, if any, that might result from an adverse outcome but will explore all options as appropriate in the best interests of EPI and the Company.

Paragraph IV Certifications on Lidoderm®

As previously reported, the Company’s subsidiary, EPI and the holders of the Lidoderm® New Drug Application and relevant patents, Teikoku Seiyaku Co., Ltd., and Teikoku Pharma USA, Inc. (collectively, Teikoku) received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) (a Paragraph IV Notice) from

Watson Laboratories, Inc. (now doing business as Actavis, Inc. and referred to herein as Watson or Actavis) advising of its filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%), which resulted in litigation under the Hatch-Waxman Act.

On May 28, 2012, EPI entered into a Settlement and License Agreement (the Watson Settlement Agreement) among EPI and Teikoku, on the one hand, and Watson, on the other hand. The Watson Settlement Agreement settled all ongoing patent litigation among the parties relating to Watson’s generic version of Lidoderm®. Under the terms of the Watson Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, Watson agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to Watson’s generic version of Lidoderm®. Watson received FDA approval of its generic version of Lidoderm® in August 2012 and began selling its generic version of Lidoderm® on September 16, 2013 (the Start Date) pursuant to a license granted by EPI and Teikoku under the Watson Settlement Agreement. The license to Watson is exclusive as to EPI’s launch of an authorized generic version of Lidoderm® until the earlier of 1) the introduction of a generic version of Lidoderm® by a company other than Watson or 2) May 1, 2014. EPI receives an at market royalty equal to 25% of the gross profit generated on Watson’s sales of its generic version of Lidoderm® during its period of exclusivity. During the three months ended March 31, 2014, we recorded royalty income of $38.2 million, which is included in Service and other revenues in our Condensed Consolidated Statements of Operations.

As of March 31, 2014, there is no remaining liability associated with our Patent litigation settlement and, during the three months ended March 31, 2014, there was no related activity recorded in our Condensed Consolidated Statements of Operations. During the three months ended March 31, 2013, the net impact of the Watson Settlement Agreement recorded in Other income, net totaled $19.2 million and consisted of the amounts shown below (in thousands):

Litigation settlement liability relieved during the quarter	$31,932
Cost of product shipped to Watson’s wholesaler affiliate	(4,408)
Estimated gross-to-net liabilities on product shipped to Watson’s wholesaler affiliate	(10,501)
Rebate on product shipped to Watson’s wholesaler affiliate	2,204

Net gain included in Other income, net	$19,227

As previously reported, in January 2011, EPI and Teikoku received a Paragraph IV Notice from Mylan Technologies Inc. (Mylan) advising of its filing of an ANDA for a generic version of Lidoderm®. The Paragraph IV Notice refers to U.S. Patent Nos. 5,827,529 and 5,741,510, which cover the formulation of Lidoderm® under the Hatch-Waxman Act. The patent expired on March 30, 2014. This suit is no longer pending. On October 4, 2013, the Company dismissed the suit against Mylan.

On May 16, 2012, EPI and Teikoku received a Paragraph IV Notice from Noven Pharmaceuticals, Inc. (Noven) advising of its filing of an ANDA for a generic version of Lidoderm®, which resulting in litigation under the Hatch-Waxman Act. On April 15, 2014, EPI entered into a Settlement and License Agreement (the Noven Settlement Agreement) among EPI and Teikoku, on the one hand, and Noven, on the other hand. The Noven Settlement Agreement settled all ongoing patent litigation among the parties relating to Noven’s generic version of Lidoderm®. Under the terms of the Noven Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, Noven agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to Noven’s generic version of Lidoderm®. Under the terms of the Noven Settlement Agreement, should Noven receive FDA approval, Noven may begin selling its generic version of Lidoderm® on March 1, 2015, or earlier under certain circumstances pursuant to a license granted by EPI and Teikoku under the Noven Settlement Agreement.

On May 24, 2012, EPI and Teikoku received a Paragraph IV Notice from TWi Pharmaceuticals, Inc. (TWi) advising of its filing of an ANDA for a generic version of Lidoderm®, which resulted in litigation under the Hatch-Waxman Act.

On April 18, 2014, EPI entered into a Settlement and License Agreement (the TWi Settlement Agreement) among EPI and Teikoku, on the one hand, and TWi, on the other hand. The TWi Settlement Agreement settled all ongoing patent litigation among the parties relating to TWi’s generic version of Lidoderm®. Under the terms of the TWi Settlement Agreement, the parties dismissed their respective claims and counterclaims without prejudice. As part of the settlement, TWi agreed not to challenge the validity or enforceability of EPI’s and Teikoku’s patents relating to Lidoderm® with respect to TWi’s generic version of Lidoderm®. Under the terms of the TWi Settlement Agreement, Should TWi receive FDA approval, TWi may begin selling its generic version of Lidoderm® on March 1, 2015, or earlier under certain circumstances pursuant to a license granted by EPI and Teikoku under the TWi Settlement Agreement.

In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Lidoderm® and challenge the applicable patents.

Paragraph IV Certifications on Opana® ER

As previously reported, starting in December 2007 through December 2011, EPI received Paragraph IV Notices from various generic drug manufacturers, including Impax Laboratories, Inc. (Impax), Actavis South Atlantic LLC (Actavis), Sandoz, Inc. (Sandoz), Barr Laboratories, Inc. (Teva), Watson Laboratories, Inc. (Watson), Roxane Laboratories, Inc. (Roxane) and most recently, Ranbaxy Inc. (Ranbaxy) advising of the filing by each such company of an ANDA for a generic version of the non-crush-resistant formulation of Opana® ER (oxymorphone hydrochloride extended-release tablets CII). To date, EPI settled all of the Paragraph IV litigation relating to the non-crush-resistant formulation of Opana® ER other than those cases discussed in the next paragraph. Under the terms of the settlements, each generic manufacturer agreed not to challenge the validity or enforceability of patents relating to the non-crush-resistant formulation of Opana® ER. As a result, Actavis launched its generic version of non-crush-resistant Opana® ER 7.5 and 15 mg tablets on July 15, 2011, and Impax launched its generic version of non-crush-resistant Opana® ER 5, 7.5, 10, 15, 20, 30 and 40 mg tablets on January 2, 2013. Pursuant to the terms of the respective settlement agreements, Sandoz, Teva, Watson, Roxane and Actavis were granted licenses to patents listed in the Orange Book at the time each generic filed its ANDA.

In late 2012, two patents (US Patent Nos. 8,309,122 and 8,329,216) were issued to EPI covering Opana® ER. On December 11, 2012, EPI filed a Complaint against Actavis in U.S. District Court for the Southern District of New York for patent infringement based on its ANDA for a non-crush-resistant generic version of Opana® ER. Between May 22 and June 21, 2013, EPI filed similar suits in the U.S. District Court for the Southern District of New York against the following applicants for non-crush-resistant Opana® ER: Par Pharmaceuticals, Teva Pharmaceuticals, Mallinckrodt LLC, Sandoz Inc., Roxane Laboratories, and Ranbaxy. Those suits allege infringement of US Patent Nos. 7,851,482, 8,309,122, and 8,329,216. In July 2013, Actavis and Roxane were granted FDA approval to market all strengths of their respective non-crush-resistant formulations of Opana® ER. On August 1, 2013, EPI dismissed its suit against Teva Pharmaceuticals based on its demonstration to EPI that it does not, at this time, intend to pursue an ANDA for non-crush-resistant Opana® ER. On October 18, 2013, EPI dismissed its suit against Sandoz Pharmaceuticals based on its demonstration to EPI that it does not, at this time, intend to pursue an ANDA for non-crush-resistant Opana® ER. On August 6, 2013, EPI filed motions for preliminary injunctions against Actavis and Roxane requesting the court enjoin Actavis and Roxane from launching additional Opana® ER generics pending the outcome of the patent case. On September 12, 2013, the court denied the Company’s motions for preliminary injunction. On that day, Actavis launched its generic version of non-crush-resistant Opana® ER 5, 10, 20, 30 and 40 mg tablets. EPI has appealed the denial of a preliminary injunction. A hearing on the appeal was heard January 9, 2014. On March 31, 2014, the Court of Appeals for the Federal Circuit vacated and remanded the district court ruling. The case will return to the district court for further proceedings.

EPI intends to defend vigorously its intellectual property rights and to pursue all available legal and regulatory avenues in defense of the non-crush-resistant formulation Opana® ER, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI will be successful. If EPI is unsuccessful, competitors that already have obtained, or are able to obtain, FDA approval of their products may be able to launch their generic versions of non-crush-resistant Opana® ER prior to the applicable patents’ expirations. Additionally, we cannot predict or determine the timing or outcome of related litigation but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of non-crush-resistant Opana® ER and challenge the applicable patents.

From September 21, 2012 through October 30, 2013, EPI and its partner Grünenthal received Paragraph IV Notices from each of Teva Pharmaceuticals USA, Inc. (Teva), Amneal Pharmaceuticals, LLC, Sandoz Inc., ThoRx Laboratories, Inc. (ThoRx), Par Pharmaceuticals (Par), Actavis South Atlantic LLC (Actavis), Impax Pharmaceuticals (Impax) and Ranbaxy Laboratories Limited (Ranbaxy), advising of the filing by each such company of an ANDA for a generic version of the formulation of Opana® ER designed to be crush-resistant. These Paragraph IV Notices refer to U.S. Patent Nos. 8,075,872, 8,114,383, 8,192,722, 7,851,482, 8,309,060, 8,309,122 and 8,329,216, which variously cover the formulation of Opana® ER, a highly pure version of the active pharmaceutical ingredient and the release profile of Opana® ER. EPI filed lawsuits against each of these filers in the U.S. District Court for the Southern District of New York. Each lawsuit was filed within the 45-day deadline to invoke a 30-month stay of FDA approval pursuant to the Hatch-Waxman legislative scheme. EPI intends, and has been advised by Grünenthal that it too intends, to defend vigorously the intellectual property rights covering the formulation of Opana® ER designed to be crush-resistant and to pursue all available legal and regulatory avenues in defense of crush-resistant Opana® ER, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI and Grünenthal will be successful. If we are unsuccessful and Teva, Amneal, Sandoz, ThoRx, Par, Actavis or Impax is able to obtain FDA approval of its product, generic versions of crush-resistant Opana® ER may be launched prior to the applicable patents’ expirations in 2023 through 2029. Additionally, we cannot predict or determine the timing or outcome of this defense but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of crush-resistant Opana® ER and challenge the applicable patents.

Paragraph IV Certification on Fortesta® Gel

On January 18, 2013, EPI and its licensor Strakan Limited received a notice from Watson advising of the filing by Watson of an ANDA for a generic version of Fortesta® (testosterone) Gel. On February 28, 2013, EPI filed a lawsuit against Watson in the U.S. District Court for the Eastern District of Texas, Marshall division. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. Trial has been set for February 2, 2015.

EPI intends, and has been advised by Strakan Limited that it too intends, to defend vigorously Fortesta® Gel and to pursue all available legal and regulatory avenues in defense of Fortesta® Gel, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI and Strakan will be successful. If EPI and Strakan are unsuccessful and Watson is able to obtain FDA approval of its product, Watson may be able to launch its generic version of Fortesta® Gel prior to the applicable patents’ expirations in 2018. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Fortesta® Gel and challenge the applicable patents.

Paragraph IV Certification on Frova®

As previously reported, in July 2011, EPI and its licensor, Vernalis Development Limited received a notice from Mylan Technologies Inc. (Mylan) advising of the filing by Mylan of an ANDA for a generic version of Frova® (frovatriptan succinate) 2.5 mg tablets. Mylan’s notice included a Paragraph IV Notice with respect to U.S. Patent Nos. 5,464,864, 5,561,603, 5,637,611, 5,827,871 and 5,962,501, which cover Frova®. These patents are listed in the FDA’s Orange Book and either have expired or will expire by 2015. As a result of this Paragraph IV Notice, on August 16, 2011, EPI filed a lawsuit against Mylan in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent Nos. 5,464,864, 5,637,611 and 5,827,871. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act. On September 22, 2011, Mylan filed an Answer and Counterclaims, claiming the asserted patents are invalid or not infringed. A trial in this case was held starting November 12, 2013. On January 28, 2014, the U.S. District Court for the District of Delaware issued a decision upholding the validity and infringement by Mylan of U.S. Patent No. 5,464,864. After the District court decision, Mylan moved to enforce a purported settlement entered into by the parties. A hearing was held in the U.S. District Court for the District of Delaware on March 18, 2014. As a result of that hearing, the court vacated the earlier decision, and held that Mylan and EPI settled the Frova litigation. The terms of that settlement allow Mylan to sell Mylan’s generic frovatriptan succinate 2.5 mg tablets not earlier than four weeks prior to the expiration of U.S. Patent 5,464,864. The Company is considering whether to appeal this decision.

EPI intends to continue to defend vigorously its intellectual property rights and to pursue all available legal and regulatory avenues in defense of Frova®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that EPI will be successful. If EPI is unsuccessful and Mylan is able to obtain FDA approval of its product, Mylan may be able to launch its generic version of Frova® prior to the applicable patents’ expiration in 2015. Additionally, we cannot predict or determine the timing or outcome of this litigation but will explore all options as appropriate in the best interests of the Company and EPI. In addition to the above litigation, it is possible that another generic manufacturer may also seek to launch a generic version of Frova® and challenge the applicable patents.

Other Legal Proceedings

In addition to the above proceedings, proceedings similar to those described above may also be brought in the future. Additionally, we and our subsidiaries are involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. Currently, neither we nor our subsidiaries are involved in any other legal proceedings that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

Note 13. Other Comprehensive Income (loss)

The following table presents the tax effects allocated to each component of Other comprehensive income (loss) for the three months ended March 31, 2014 and 2013, (in thousands):

	Three Months Ended March 31,
	2013			2014
	Before- Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount	Before- Tax Amount	Tax Benefit (Expense)	Net-of- Tax Amount
Net unrealized (loss) gain on securities:
Unrealized (losses) gains arising during the period	$793	$(296)	$497	$(557)	$217	$(340)
Less: reclassification adjustments for (gains) losses realized in net (loss) income	—	—	—	—	—	—

Net unrealized (losses) gains	793	(296)	497	(557)	217	(340)

Foreign currency translation gain (loss)	(3,176)	(4)	(3,180)	5,080	(3)	5,077
Fair value adjustment on derivatives designated as cash flow hedges:
Fair value adjustment on derivatives designated as cash flow hedges arising during the period	391	(141)	250	—	—	—
Less: reclassification adjustments for cash flow hedges settled and included in net (loss) income	108	(39)	69	—	—	—

Net unrealized fair value adjustment on derivatives designated as cash flow hedges	499	(180)	319	—	—	—

Other comprehensive income (loss)	$(1,884)	$(480)	$(2,364)	$4,523	$214	$4,737

Reclassifications adjustments out of Other comprehensive income (loss) are reflected in our Condensed Consolidated Statements of Operations as Other (income) expense, net.

The following is a summary of the accumulated balances related to each component of Other comprehensive income (loss), net of taxes, at March 31, 2014 and December 31, 2013 (in thousands):

	December 31, 2013	March 31, 2014
Net unrealized gains	$598	$258
Foreign currency translation loss	(5,193)	(116)
Fair value adjustment on derivatives designated as cash flow hedges	(320)	(320)

Accumulated other comprehensive loss	$(4,915)	$(178)

Note 14. Shareholders’ Equity

In prior periods, our consolidated financial statements presented the accounts of EHSI. Endo Limited was incorporated in Ireland as a holding company on October 29, 2013, originally as Sportswell II Limited. The Company was renamed Endo Limited on November 28, 2013. It was established for the purpose of facilitating the business combination between EHSI and Paladin. On October 31, 2013, Endo International plc was incorporated in Ireland as a private limited company and re-registered effective February 18, 2014 as a public limited company. On February 28, 2014, Endo International plc became the successor registrant of EHSI and Paladin in connection with the consummation of certain transactions. In addition, on February 28, 2014, the shares of Endo International plc began trading on the NASDAQ under the symbol “ENDP,” the same symbol under which Endo Health Solutions Inc.’s shares previously traded, as well as on the Toronto Stock Exchange under the symbol “ENL.” References throughout to “ordinary shares” refer to EHSI’s common shares, 350,000,000 authorized, par value $0.01 per share, prior to the consummation of the transactions and to Endo International plc’s ordinary shares, 1,000,000,000 authorized, par value $0.0001 per share, subsequent to the consummation of the transactions. In addition, on February 11, 2014 Endo International plc issued 4,000,000 euro deferred shares of $0.01 each at par.

Share-Based Compensation

As further discussed in Note 3. Discontinued Operations, the operating results of the Company’s HealthTronics business are reported as Discontinued operations, net of tax in the Condensed Consolidated Statements of Operations for all periods presented.

All share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense in the income statement over the requisite service period.

The Company recognized share-based compensation expense of $7.6 million and $15.3 million during the three months ended March 31, 2014 and 2013, respectively. As of March 31, 2014, the total remaining unrecognized compensation cost related to all non-vested share-based compensation awards amounted to $79.5 million.

Options

During the three months ended March 31, 2014 and 2013, the Company granted options to employees of the Company as part of their annual stock compensation award and, in certain circumstances, upon their commencement of service with the Company. For all of the Company’s share-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option-pricing model.

A summary of the activity under the Endo 2000, 2004, 2007, and 2010 Stock Incentive Plans and the Endo Assumed Stock Incentive Plan for the three months ended March 31, 2014 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2014	4,245,789	$29.30
Granted	487,521	$79.58
Exercised	(771,960)	$27.97
Forfeited	(221,049)	$32.28
Expired	(14,288)	$24.53

Outstanding as of March 31, 2014	3,726,013	$35.99	5.67	$124,242,124
Vested and expected to vest as of March 31, 2014	3,515,383	$35.20	5.60	$119,462,871
Exercisable as of March 31, 2014	2,025,802	$27.19	4.57	$82,254,814

The total intrinsic value of options exercised during the three months ended March 31, 2014 and 2013 was $21.6 million and $12.8 million, respectively. The weighted average grant date fair value of the options granted in the three months ended March 31, 2014 and 2013 was $21.31 and $9.33 per option, respectively, determined using the following assumptions:

	March 31, 2013	March 31, 2014
Average expected term (years)	5.0	4.0
Risk-free interest rate	0.8%	1.1%
Dividend yield	—	—
Expected volatility	33%	32%

As of March 31, 2014, the weighted average remaining requisite service period of the non-vested options was 2.2 years. As of March 31, 2014, the total remaining unrecognized compensation cost related to non-vested options amounted to $16.0 million.

Restricted Stock Units

During the three months ended March 31, 2014 and 2013, the Company granted restricted stock units to employees and non-employee directors of the Company as part of their annual stock compensation award and, in certain circumstances, upon their commencement of service with the Company.

A summary of our restricted stock units for the three months ended March 31, 2014 is presented below:

	Number of Shares	Aggregate Intrinsic Value
Outstanding as of January 1, 2014	2,262,428
Granted	470,386
Forfeited	(130,793)
Vested	(754,289)

Outstanding as of March 31, 2014	1,847,732	$125,257,752
Vested and expected to vest as of March 31, 2014	1,571,091	$101,097,755

As of March 31, 2014, the weighted average remaining requisite service period of the non-vested restricted stock units was 2.5 years. The weighted average grant date fair value of the restricted stock units granted during the three months ended March 31, 2014 and 2013 was $83.09 and $29.53 per unit, respectively. As of March 31, 2014, the total remaining unrecognized compensation cost related to non-vested restricted stock units amounted to $45.0 million.

Restricted Stock Awards

A summary of our restricted stock awards for the three months ended March 31, 2014 is presented below:

	Number of Shares	Weighted Average Fair Value Per Share	Aggregate Intrinsic Value
Non-vested as of January 1, 2014	27,492	$33.91
Granted	—	$—
Forfeited	(1,507)	$35.89
Vested	(5,872)	$33.60	$403,113

Non-vested as of March 31, 2014	20,113	$33.85

As of March 31, 2014, the weighted average remaining requisite service period of the non-vested restricted stock awards was approximately 0.7 year.

Performance Shares

The Company grants performance stock units (PSU) to certain key employees as part of their annual stock compensation award or as part of a sign-on equity award. For grants prior to 2013, PSUs are tied to both the Company’s overall revenue and its total shareholder return (TSR) relative to the total shareholder return of a selected industry group. PSUs granted since January 1, 2013 are only tied to TSR, either on an absolute basis or relative to the TSR of a selected industry group. PSUs granted during the three months ended March 31, 2014 and 2013 totaled approximately 111,130 and 336,330, respectively. As of March 31, 2014, there was approximately $18.4 million of total unrecognized compensation cost related to PSUs. That cost is expected to be recognized over a weighted average period of 3.0 years.

Employee Stock Purchase Plan

Compensation expense during the three months ended March 31, 2014 and 2013 related to the Employee Stock Purchase Plan (ESPP) totaled $0.2 million and $0.6 million, respectively. The Company issued 19,402 shares with a cost totaling $1.2 million during the three months ended March 31, 2014 pursuant to the ESPP and 69,846 shares with a cost totaling $1.6 million during the three months ended March 31, 2013.

Changes in Shareholders’ Equity

The following table displays a reconciliation of our beginning and ending balances in shareholders’ equity for the three months ended March 31, 2014 (dollars in thousands):

	Attributable to:
	Endo Limited	Noncontrolling interests	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2014	$526,018	$59,198	$585,216
Net (loss) income	(435,430)	3,634	(431,796)
Other comprehensive income	4,737	—	4,737
Compensation related to share-based awards	7,595	—	7,595
Tax withholding for restricted shares	(21,475)	—	(21,475)
Exercise of options	21,593	—	21,593
Distributions to noncontrolling interests	—	(4,963)	(4,963)
Buy-out of noncontrolling interests, net of contributions	—	(82)	(82)
Addition of Paladin noncontrolling interests due to acquisition	—	69,600	69,600
Removal of HealthTronics, Inc. noncontrolling interests due to disposition	—	(57,359)	(57,359)
Ordinary shares issued in connection with the Paladin acquisition	2,844,279	—	2,844,279
Other	34,902	—	34,902

Shareholders’ equity at March 31, 2014	$2,982,219	$70,028	$3,052,247

As part of the reorganization upon consummation of the Paladin acquisition, EHSI Common stock and Treasury stock in the amounts of $1.5 million and $763.1 million were retired and reclassified into Additional paid-in capital.

The following table displays a reconciliation of our beginning and ending balances in shareholders’ equity for the three months ended March 31, 2013 (dollars in thousands):

	Attributable to:
	Endo Limited	Noncontrolling interests	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2013	$1,072,856	$60,350	$1,133,206
Net income	15,349	11,254	26,603
Other comprehensive loss	(2,364)	—	(2,364)
Compensation related to share-based awards	15,331	—	15,331
Tax withholding for restricted shares	—	—	—
Exercise of options	12,826	—	12,826
Ordinary shares issued from treasury, net of ordinary shares purchased	1,557	—	1,557
Distributions to noncontrolling interests	—	(12,832)	(12,832)
Buy-out of noncontrolling interests, net of contributions	—	(1,406)	(1,406)
Other	(1,184)	—	(1,184)

Shareholders’ equity at March 31, 2013	$1,114,371	$57,366	$1,171,737

Note 15. Cost of Revenues

The components of Cost of revenues for the three months ended March 31, 2014 and 2013 (in thousands) were as follows:

	Three Months Ended March 31,
	2013	2014
Cost of net pharmaceutical product sales	$217,267	$212,649
Cost of device revenues	37,114	39,312

Total cost of revenues	$254,381	$251,961

Note 16. Other Income, Net

The components of Other income, net for the three months ended March 31, 2014 and 2013 are as follows (in thousands):

	Three Months Ended March 31,
	2013	2014
Watson litigation settlement income, net	$(19,227)	$—
Other (income) expense, net	958	(6,032)

Other income, net	$(18,269)	$(6,032)

See Note 12. Commitments and Contingencies for a discussion of the Watson litigation settlement income, net.

Note 17. Income Taxes

During three months ended March 31, 2014, we recognized an income tax benefit of $215.4 million on $654.1 million of loss from continuing operations before income tax compared to $9.3 million of tax expense on $30.9 million of income from continuing operations before income tax during the comparable 2013 period. The effective income tax rate was a 32.9% benefit on the current period loss from continuing operations before income tax during the three months ended March 31, 2014 compared to an effective income tax rate of 29.9% expense on income from continuing operations before income tax during the comparable 2013 period. The tax benefit for the current period is primarily related to income tax benefits recorded in the U.S. on the current period loss from continuing operations before income tax which includes an increase in certain contingent and legal liabilities. As a result of the new corporate structure and the acquisition of Paladin, the 2014 tax provision for the Company reflects the impact of increased non-U.S. income for the Company which is subject to reduced local country tax rates in comparison to the U.S. tax rate. The effective tax rate benefit for the current period loss from continuing operations was partially offset by the non-deductible excise tax charge recorded during the first quarter of 2014, which was recorded by the Company due to the probability of the Paladin transaction being taxable to U.S. shareholders.

Note 18. Subsequent Events

1.75% Convertible Senior Subordinated Notes Due 2015

At March 31, 2014, our indebtedness included $379.5 million in aggregate principal amount of 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the Convertible Notes). We are also party to a privately negotiated convertible note hedge with affiliates of the initial Convertible Notes purchasers. In addition, we are party to warrants with affiliates of certain initial purchasers of the Convertible Notes whereby they have the option to purchase up to approximately 13.0 million of Endo International plc’s ordinary shares at an initial strike price of $40.00 per share. These instruments are described in more detail in Note 11. Debt. In April 2014, EHSI entered into agreements to repurchase approximately $240.0 million of the Convertible Notes, representing the aggregate principal amount repurchased, and a proportionate amount of the associated warrants, for estimated cash consideration of approximately $450 million. Subsequent to this transaction, the remaining principal amount of the Convertible Notes will be approximately $139.5 million.

Offer to Exchange

On May 6, 2014, the Company announced the settlement of EHSI’s private placement offers to exchange any and all of the outstanding unsecured 7.00% Senior Notes due 2019 (the 2019 Existing EHSI Notes), 7.00% Senior Notes due 2020 (the 2020 Existing EHSI Notes) and 7.25% Senior Notes due 2022 (the 2022 Existing EHSI Notes and, together with the 2019 Existing EHSI Notes and 2020 Existing EHSI Notes, the Existing EHSI Notes) issued by EHSI, for new unsecured 7.00% Senior Notes due 2019 (the 2019 New Endo Finance Notes), 7.00% Senior Notes due 2020 (the 2020 New Endo Finance Notes) and 7.25% Senior Notes due 2022 (the 2022 New Endo Finance Notes and, together with the 2019 New Endo Finance Notes and 2020 New Endo Finance Notes, the New Endo Finance Notes), respectively, issued by Endo Finance LLC and Endo Finco Inc. and guaranteed by Endo Limited and certain of its direct and indirect subsidiaries, and the related solicitations of consents to amend the Existing EHSI Notes and the indentures governing the Existing EHSI Notes. Consents were solicited in respect of the indentures governing each series of the Existing EHSI Notes to approve proposed amendments that, among other things, (i) deleted in their entirety substantially all the restrictive covenants in each indenture, (ii) modified the covenants regarding mergers and consolidations, and (iii) eliminated certain events of default.

EHSI accepted all $482.0 million in aggregate principal amount of the 2019 Existing EHSI Notes, $393.0 million in aggregate principal amount of the 2020 Existing EHSI Notes and $396.3 million in aggregate principal amount of the 2022 Existing EHSI Notes validly tendered for exchange and not validly withdrawn in the exchange offers. The final settlement took place on May 6, 2014, and a total of $481.9 million of 2019 New Endo Finance Notes was issued in exchange for such tendered 2019 Existing EHSI Notes, $393.0 million of 2020 New Endo Finance Notes was issued in exchange for such tendered 2020 Existing EHSI Notes and $396.3 million of 2022 New Endo Finance Notes was issued in exchange for such tendered 2022 Existing EHSI Notes. A total of $18.0 million aggregate principal amount of 2019 Existing EHSI Notes, $7.0 million aggregate principal amount of 2020 Existing EHSI Notes and $3.7 million aggregate principal amount of 2022 Existing EHSI Notes remained outstanding after settlement of the exchange offers.

The exchange offers were made only to eligible holders, and the New Endo Finance Notes were offered in reliance on exemptions from registration under the Securities Act. In connection with the issuance of the New Endo Finance Notes, Endo Finance LLC, Endo Finco Inc. and the guarantors of the New Endo Finance Notes entered into registration rights agreements with respect to each series of New Endo Finance Notes. Under the registration rights agreements, Endo Finance LLC, Endo Finco Inc. and the guarantors of the New Endo Finance Notes will be required to use their commercially reasonable efforts to (i) file with the SEC by March 31, 2015 an exchange offer registration statement pursuant to which they will offer, in exchange for each series of the New Endo Finance Notes, new notes having terms substantially identical in all material respects to those of the New Endo Finance Notes (except the new notes will not contain terms with respect to transfer restrictions) (the A/B Exchange Offers), (ii) complete the A/B Exchange Offers by July 31, 2015 and, under specified circumstances, (iii) file a shelf registration statement with the SEC covering resales of the New Endo Finance Notes. Endo Finance LLC and Endo Finco Inc. may be required to pay additional interest on the New Endo Finance Notes if they fail to comply with the registration and exchange requirements set forth in the registration rights agreements.

On April 17, 2014, EHSI entered into a supplemental indenture with respect to each series of the Existing EHSI Notes to effect the proposed amendments. Such proposed amendments became operative on May 6, 2014, upon settlement of the exchange offers and consent solicitations. The aggregate consent payment paid in connection with the consent solicitations was approximately $11.7 million.

Sumavel® DosePro®

On April 24, 2014, the Company announced that it had acquired worldwide rights to Sumavel® DosePro® (sumatriptan injection) for subcutaneous use, a needle-free delivery system for sumatriptan, from Zogenix, Inc. Under the terms of the agreement, Endo is acquiring the product for an upfront payment of $85 million and rights to additional cash payments based on the achievement of certain commercial milestones. In addition, Endo will assume an existing third party royalty obligation on net sales. Sumavel® DosePro® is a prescription medicine given with a needle-free delivery system to treat adults who have been diagnosed with acute migraine or cluster headaches.

Grupo Farmacéutico Somar Acquisition

On April 29, 2014, the Company, together with its Endo Netherlands B.V. subsidiary (Endo Dutch B.V.), entered into an agreement (the Somar Agreement) to purchase the entirety of the representative shares of the capital stock of Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (Somar), a leading privately-owned specialty pharmaceuticals company based in Mexico City, for $268.8 million in cash consideration, subject to a post-closing net working capital adjustment. Somar generated revenues of approximately $100 million in 2013.

The Somar Agreement includes certain customary representations, warranties and covenants, and consummation of the transaction is subject to certain conditions, including required regulatory approvals. The Somar Agreement may be terminated by the mutual written agreement of the parties and, in certain cases, either Endo Dutch B.V. or the selling shareholders. The Somar Agreement provides for certain indemnification rights of Endo Dutch B.V. in respect of breaches of representations, warranties and covenants, in each case, subject to certain limitations. The acquisition is expected to close in the third quarter of 2014.

DAVA Pharmaceuticals Acquisition.

On June 24, 2014, we entered into a definitive agreement to acquire DAVA Pharmaceuticals, Inc., a privately-held company specializing in marketed, pre-launch and pipeline generic pharmaceuticals, for $575.0 million in cash, with additional cash consideration of up to $25.0 million contingent on DAVA meeting certain sales milestones for its generic methotrexate product. DAVA generated revenues of approximately

$123.0 million for the year ended December 31, 2013. DAVA’s strategically-focused generics portfolio includes a leadership position in the attractive methotrexate market. In addition to 13 on-market products, DAVA has assembled a product pipeline across a number of therapeutic categories. The transaction is subject to requisite regulatory approvals and customary closing conditions, and is expected to be completed in the second half of 2014.

Mesh Product Liability Agreements

On April 30, 2014, AMS and certain plaintiffs’ counsel representing mesh-related product liability claimants entered into various agreements in principle regarding settling up to approximately 20,000 filed and unfiled mesh cases handled or controlled by the participating counsel. On June 12, 2014, AMS agreed to resolve an additional approximately 1,700 mesh claims as part of the inventory of one of the plaintiffs’ counsel with whom an agreement in principle was announced on April 30, 2014. See Note 12. Commitments and Contingencies.

U.S. Federal Withholding Tax Consequences of the Merger to Endo International plc

Now that the Company expects the merger between Endo and Paladin to be taxable to U.S. shareholders of EHSI, the Company has accrued $60.0 million to represents charges for the excise tax pursuant to Section 4985 as a result of the shareholder gain from the transaction. The final determination is subject to the Company completing its shareholder basis study, which is expected to be finalized later in 2014.